Exhibit 2.1
Execution Version
MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

AMERICAN WELL HOLDINGS, LLC

AS SELLER

AND

RANGER ENERGY SERVICES, INC.,

AS BUYER

DATED AS OF NOVEMBER 7, 2025

51777195v25

Table of Content
51777195v9

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Appendices and Exhibits

Appendix A	- Sample Working Capital Calculation
Exhibit A	- Form of Membership Interest Assignment Agreement
Exhibit B	- Accredited Investor Questionnaire (AIQ)
Exhibit C Exhibit D	- Form of Restrictive Covenant Agreement - Form of Transition Services Agreement
Exhibit E	- Pre-Closing Restructuring
Exhibit F	- Form of Escrow Agreement
Schedule A	- Acquired Companies Trailing Twelve Months Trial Balance
Disclosure Schedules
Seller Disclosure Schedules

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 7, 2025, is made by and between American Well Holdings, LLC, a Delaware limited liability company (“Seller”), and Ranger Energy Services, Inc., a Delaware corporation (“Buyer”). Seller and Buyer may be referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS:
WHEREAS, Seller is the sole owner of 100% of the Ownership Interests (as defined below) (the “Purchased Interests”) of American Well Intermediate Holdings, LLC, a Texas limited liability company (the “Intermediate”);
WHEREAS, Intermediate is the sole owner of 100% of the Ownership Interests (as defined below) of American Well Services, LLC, a Texas limited liability company (“AWS” and, together with Intermediate, the “Acquired Companies” and each an “Acquired Company”);
WHEREAS, the Acquired Companies are engaged in the business of providing well service rigs for workover and completions operations and well site support services, including fluid transfer and water hauling, hot oiling services, tubular rentals, mixing plants, frac tank rental and wellsite construction and heavy equipment support, and the provision of related products and services (collectively, the “Business”); and
WHEREAS, at Closing, Seller desires to sell, convey, transfer, assign and deliver to Buyer, and Buyer desires to purchase, acquire, assume and accept from Seller all of the Purchased Interests.
NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
Article I
CERTAIN DEFINITIONS
Section 1.1Definitions. As used in this Agreement the following terms shall have the following respective meanings:
“Accepted Direct Claim Notice” shall have the meaning set forth in Section 8.7.
“Accounts Receivable” shall have the meaning set forth in Section 5.18.
“Accrued or Unaccrued Bonuses” means (a) with respect to any Acquired Company on a consolidated basis, all unaccrued or accrued but unpaid bonuses and commissions owed to current or former employees, independent contractors or consultants of any Acquired Company (including in each case the employer portion of any employment, payroll or similar Taxes in respect of such amounts) and (b) those bonuses and commissions set forth on Section 1.1 of the Seller Disclosure Schedules.

“Accrued Income Taxes” means, without duplication of any Taxes included in Net Working Capital, all accrued and unpaid income Taxes of any Acquired Company (determined, in the case of any Straddle Period, using the principles set forth in Section 7.2) that are required to be reported on a Tax Return that is first due after the Closing or were reflected on a Tax Return that was filed prior to the Closing, which amount shall not be less than zero.
“Acquired Company” and “Acquired Companies” shall have the meanings set forth in the recitals.
“Action” means any action, suit, litigation, claim, complaint, investigation, inquiry, audit, demand, examination, hearing, charge, arbitration, mediation, administrative enforcement proceeding or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Affiliate Transaction” shall have the meaning set forth in Section 5.23.
“Affordable Care Act” shall have the meaning set forth in Section 5.22(l).
“Agreed Accounting Principles” means GAAP applied in a manner consistent with the principles, practices and methodologies utilized in creating the Sample Working Capital Calculation. In the event of any conflict between (a) the principles, practices and methodologies used in creating the Sample Working Capital Calculation and (b) GAAP, the principles, practices and methodologies utilized in creating the Sample Working Capital Calculation shall prevail.
“Agreement” shall have the meaning set forth in the preamble.
“AIQ” shall have the meaning set forth in Section 3.3(h).
“Ancillary Agreements” means, collectively, any agreements, certificates or other documents contemplated by this Agreement and delivered at or prior to the Closing in connection with the Transactions, including, without limitation, the Membership Interest Assignment Agreements.
“AWS” shall have the meaning set forth in the recitals.
“AWS 401(k) Plan” shall have the meaning set forth in Section 6.12(a).

“Business” shall have the meaning set forth in the recitals.
“Business Day” means a day (other than a Saturday or a Sunday) on which commercial banks are open for business in the State of Texas.
“Business IT Systems” shall have the meaning set forth in Section 5.11(e).
“Buyer” shall have the meaning set forth in the preamble.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2(a).
“Buyer Related Parties” shall have the meaning set forth in Section 9.1(c).
“Calculation Time” means 11:59 p.m. Central Time on the Closing Date.
“Capital Lease Obligations” means with respect to any Person, for any applicable period, the obligations of such Person that are required to be classified and accounted for as capital lease or finance lease obligations under GAAP, and the amount of such obligations as of any date will be the capitalized amount of such obligations as of such date determined in accordance with GAAP.
“Cash Amount” means all cash, cash equivalents and marketable securities of the Acquired Companies, reduced by (a) outstanding checks, drafts or wire transfers, (b) cash in reserve accounts or cash escrow accounts, custodial cash, security deposits, cash supporting obligations under letters of credit and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose and (c) bank overdrafts. For the avoidance of doubt, Cash Amount can be a negative number and shall exclude restricted cash.
“Census” shall have the meaning set forth in Section 5.12(a).
“Claim Notice” shall have the meaning set forth in Section 8.6(a).
“Closing” shall have the meaning set forth in Section 3.1.
“Closing Cash Amount” means the Cash Amount as of the Calculation Time.
“Closing Date” shall have the meaning set forth in Section 3.1.
“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of the Closing.
“Closing Net Working Capital” means the Net Working Capital calculated as of the Calculation Time.
“Closing Payment” shall have the meaning set forth in Section 2.2(a).
“Closing Payment Adjustment” shall have the meaning set forth in Section 2.4(e)(i).

“Closing Statement” shall have the meaning set forth in Section 2.4(a).
“Closing Transaction Expenses” means the Transaction Expenses as of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and administrative guidance promulgated thereunder.
“Company Health Plan” shall have the meaning set forth in Section 5.22(l).
“Competing Business” means any Person that engages in activities that are the same as, substantially similar to, or the functional equivalent of the Business and, in any case, competitive with the Business in the Territory, but expressly excluding Buyer and the Acquired Company.
“Confidential Information” means, any confidential, proprietary or non-public documents, materials, data or information of Seller related to the Business or the Acquired Companies, including trade secrets, processes, data, know-how, marketing plans, forecasts, unpublished financial statements, projections, budgets, licenses, prices, pricing plans, employee, customer and supplier lists, product development information and techniques, policies and strategies, details of Contracts and operations methods; provided, that Confidential Information shall not include any documents, materials, data or information that (a) has become or becomes generally available to the public (other than as a result of a breach or a violation of confidentiality or non-disclosure obligations), (b) is required to be disclosed by applicable Laws or the rules of any stock exchange (in which case the Party intending to disclose shall provide prompt written notice to the other Party of such requirement so that such other Party may seek a protective order or other remedy) or (c) is disclosed in connection with any Action between Buyer or any of its Affiliates, on the one hand, and Seller or any Affiliates of Seller, on the other hand (subject to reasonable efforts by the disclosing Party to file any document containing such Confidential Information under seal or otherwise protect the confidentiality of such Confidential Information).
“Consideration Spreadsheet” shall have the meaning set forth in Section 2.3(a)(ii).
“Contract” means any contract, subcontract, commitment, instrument, undertaking, lease, sublease, note, bond, loan, guarantee, deed, mortgage, security agreement, indenture, purchase order, settlement, license, sublicense or other legally binding agreement, understanding, or obligation, in each case, whether in writing or not.
“Covenant Termination Date” shall have the meaning set forth in Section 8.1(b).
“Current Assets” means the “current assets” of the Acquired Companies, as determined in accordance with the Agreed Accounting Principles; provided, that, for the purpose of determining Current Assets, each of the following shall be excluded from the definition of Current Assets (a) Cash Amounts, (b) Accounts Receivable payable by Affiliates of an Acquired Company to an Acquired Company, and (c) those Tax refunds set forth on Section 7.7 of the Seller Disclosure Schedules.

“Current Liabilities” means the “current liabilities” of the Acquired Companies, as determined in accordance with the Agreed Accounting Principles; provided, that, for the purpose of determining Current Liabilities, each of the following shall be excluded from the definition of Current Liabilities: (a) Indebtedness, (b) Closing Transaction Expenses, and (c) amounts payable to any Affiliates of an Acquired Company by an Acquired Company.
“D&O Indemnified Party” shall have the meaning set forth in Section 6.4.
“Data Security Requirements” means, insofar as related to the conduct of the Business by the Acquired Companies, with respect to any privacy, security or security breach notification requirements, or matters relating to data privacy, protection or security, all applicable Laws and any related security breach notification requirements.
“Dataroom” means the virtual data room titled “Project Flight” hosted by Datasite LLC in connection with the Transactions.
“Direct Claim” shall have the meaning set forth in Section 8.7.
“Disputed Direct Claim Notice” shall have the meaning set forth in Section 8.7.
“Dispute Notice” shall have the meaning set forth in Section 2.4(b).
“Earnout Amount” shall have the meaning set forth in Section 2.7(a).
“Earnout Period” means the period commencing on November 1, 2025 and ending on October 31, 2026.
“Earnout Statement” shall have the meaning set forth in Section 2.7(b).
“EBITDA” means, with respect to any period, the net income for such Person for such period plus the sum of the amounts for such period included in determining such net income in respect of interest, taxes, depreciation and amortization, in each case as determined in accordance with GAAP, provided, however, that any item Buyer reflects as an adjustment in Buyer’s Adjusted EBITDA (as defined in Buyer’s SEC Filings) specific to the Business that is also an adjustment to the financial statements of the Acquired Companies, shall adjust the EBITDA of the Acquired Companies proportionally and in a consistent manner, except that any pre-Closing liability that Buyer reports as an addback in Buyer’s Adjusted EBITDA shall not also adjust (e.g. be an addback to) the EBITDA of the Acquired Companies.
“EBITDA Target” means an amount equal to $36,000,000.00.
“Employee Benefit Plans” shall have the meaning set forth in Section 5.22(a).
“Employment Laws” shall have the meaning set forth in Section 5.12(f).
“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any License issued or required by any Governmental Authority, or any actions necessary to comply with any Environmental Law.
“Environmental Laws” means any applicable Law pertaining to the protection of natural resources, the environment, or worker health and safety (as it relates to exposure to a Hazardous Material), or the manufacture, possession, presence, use, generation, transportation, treatment, storage, arrangement of any transportation, treatment, recycling, Release or threatened Release of, or exposure to, a Hazardous Material, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, codified at 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, codified at 42 U.S.C. 6901 et seq.; the Toxic Substances Control Act of 1976, codified at 15 U.S.C. 2601 et seq.; the Federal Water Pollution Control Act, codified at 33 U.S.C. 1251 et seq.; the Clean Air Act of 1966, codified at 42 U.S.C. 7401 et seq.; the Hazardous Materials Transportation Act, codified at 49, U.S.C. 651 et seq.; the Emergency Planning and Community Right to Know Act, codified at 42 U.S.C. 11001 et seq.; the Safe Drinking Water Act, codified at 42 U.S.C. 300f et seq;. the Oil Pollution Act of 1990, codified at 33 U.S.C. 2701 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, codified at 7 U.S.C. 136 et seq.; the Endangered Species Act, codified at 16 U.S.C. 1531 et seq.; and the Occupational Safety and Health Act (as it related to exposure to Hazardous Material), codified at 29 U.S.C. 651 et seq; each of the foregoing as amended; and any analogous state or local Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any Person that, together with any Acquired Company, at any relevant time would be treated as a single employer under Section 414 of the Code or pursuant to Section 4001 of ERISA.
“Escrow Agent” means Bank7, an Oklahoma banking corporation.
“Escrow Agreement” means the Escrow Agreement by and among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing, in the form of Exhibit F.
“Escrow Amount” means $3,000,000.
“Estimated Closing Cash Amount” shall have the meaning set forth in Section 2.3(a)(i).
“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.3(a)(i).
“Estimated Closing Statement” shall have the meaning set forth in Section 2.3(a)(i).
“Estimated Transaction Expenses” shall have the meaning set forth in Section 2.3(a)(i).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Final Allocation” shall have the meaning set forth in Section 2.6(b).

“Final Cash Purchase Price” shall have the meaning set forth in Section 2.2(a).
“Final Closing Cash Amount” shall have the meaning set forth in Section 2.4(c).
“Final Closing Indebtedness” shall have the meaning set forth in Section 2.4(c).
“Final Closing Net Working Capital” shall have the meaning set forth in Section 2.4(c).
“Final Closing Transaction Expenses” shall have the meaning set forth in Section 2.4(c).
“Final Earnout Statement” shall have the meaning set forth in Section 2.7(b).
“Final Statement” shall have the meaning set forth in Section 2.4(c).
“Financial Statements” shall have the meaning set forth in Section 5.4(a).
“Fraud” means, with respect to any Person, intentional common law fraud under Delaware law with respect to the representations and warranties contained in Section 4.1 and Article V made by such Person.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any United States federal, state or local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any other governmental authority or entity, or any self-regulated organization or other non-governmental regulatory authority or entity or quasi-governmental authority or entity (including any governmental agency, branch, department or other entity and any court or other tribunal), or any arbitrator or arbitral body (whether public or private), court or tribunal of competent jurisdiction in the United States or elsewhere.
“Hazardous Material” any (a) petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, radon, radioactive materials or wastes, asbestos in any form, mold or other fungi, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances and polychlorinated biphenyls; and (b) any other chemical, material, substance, pollutant, product, mixture, waste or term of similar import that is the source of liability under any Environmental Law.
“Improvements” shall have the meaning set forth in Section 5.7(g).
“Income Taxes” or “Income Tax” means any Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.
“Indebtedness” of any Person means, without duplication: (a) indebtedness for borrowed money; (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (c) all obligations under any interest rate, currency swap or other hedging agreement or arrangement; (d) all obligations under acceptance, standby letters of credit or similar facilities, to the extent drawn; (e) all Accrued or Unaccrued Bonuses; (f) all Accrued Income Taxes; (g) all obligations of such Person issued or assumed as the deferred purchase price of property or businesses (including Capital Lease Obligations other than Real Property Capital Lease Obligations), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding Ordinary Course of Business trade accounts payable that do not involve the purchase of equipment, fixed assets or other capital items), including all obligations of such Person resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement related to or arising out of any prior acquisition, business combination or similar transaction (including in each case, the employer portion of any employment, payroll or similar Taxes in respect of such amounts); (h) any indebtedness or other amounts owing to any owner, holder of any Ownership Interests or Affiliate of such Person; (i) any unfunded or underfunded Liability under any tax-qualified or nonqualified deferred compensation plan, defined benefit pension plan, retiree benefit plan or any similar plan (including in each case, the employer portion of any employment, payroll or similar Taxes in respect of such amounts); (j) accrued or earned but not contributed 401(k) safe harbor matches; (k) other than the Transaction Expenses, all severance and retention obligations with respect to any current or former employees, or other service providers, whether payable prior to, on or following the Closing Date (including in each case, the employer portion of any employment, payroll or similar Taxes in respect of such amounts); (l) all obligations of the type referred to in clauses (a) through (j) of any Persons for the payment of which such Person is liable, directly or indirectly, as guarantor, or surety, and (m) any and all principal, interest, premiums or other Liabilities, whether contingent or otherwise in respect the items listed in this definition if any such Liabilities were paid in full or fulfilled as of such date. For the avoidance of doubt, Indebtedness shall not include, (y) any amounts to the extent included in the calculation of Closing Net Working Capital, or (z) any amounts to the extent included in the calculation of Closing Transaction Expenses.
“Indemnified Party” shall have the meaning set forth in Section 8.6(a).
“Indemnifying Party” shall have the meaning set forth in Section 8.6(a).
“Insurance Policies” shall have the meaning set forth in Section 5.19.
“Intellectual Property” means all of the following, and all rights of any kind or nature in or to all of the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and other Confidential Information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) any software systems and computer software (including source code, executable code, data, databases, APIs, algorithms, and related documentation), other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $25,000 in the aggregate, (g) all copies of any of the foregoing (in whatever form or medium), (h) all goodwill associated with any of the foregoing, (i) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder, (j) all remedies against infringement of any of the foregoing, and (k) all rights to protection of interests in any of the foregoing.
“Intended Tax Treatment” shall have the meaning set forth in Section 2.6(a).
“Intermediate” shall have the meaning set forth in the recitals.
“IRS” means the United States Internal Revenue Service.
“Issuance Date” shall have the meaning set forth in Section 6.13(c).
“Labor Agreement” shall have the meaning set forth in Section 5.14(a)(xv).
“Law” means any federal, state, local, municipal, international, multinational, administrative or arbitral statute, law, act, ordinance, regulation, rule, code, Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” shall have the meaning set forth in Section 5.7(b).
“Leases” means all leases, subleases, licenses, concessions and other agreements relating to any Leased Real Property.
“Legal Dispute” shall have the meaning set forth in Section 9.3.
“Liability” means any Indebtedness, liability, commitment or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Licenses” means all permits, licenses, franchises, registrations, certificates, approvals, waivers, consents, privileges, exemptions, qualifications, filings, notices, rights and other authorizations of or issued by any Governmental Authority, including those listed on Section 5.15 of the Seller Disclosure Schedules.
“Lien” means any security interest, encumbrance, pledge, mortgage, lien, charge, deed of trust, easement, encroachment, adverse claim, conditional sale or other title retention agreements, defect of title, option, lease, sublease, license, right to possession, warrant right of first refusal or first offer, preemptive right, servitude, restriction (whether voting, transfer or otherwise), hypothecation, right-of-way, or any other restriction of any kind.
“Losses” means losses, damages, Liabilities, fines, costs or expenses, including reasonable attorneys’ fees and other professional fees and disbursements, interest, penalties, judgments (at equity or at Law, including statutory and common) and amounts paid in settlement, costs of investigation and the cost of enforcing any right to indemnification provided hereunder and the cost of pursuing any insurance providers.
“Material Adverse Effect” means any result, fact, condition, change, event, effect, occurrence, development or circumstance that, individually or in the aggregate with all other results, facts, conditions, changes, events, effects, occurrences, developments or circumstances, has, or would reasonably be expected to have, a material adverse effect on (x) the financial condition, operations, Liabilities, or assets of the Acquired Companies or the Business, taken as a whole or (y) the ability of Seller to consummate the Transactions on a timely basis; provided, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (a) changes, events, effects, occurrences, developments or circumstances that affect the national, regional, state or local industries in which the Business operates as a whole (including legal and regulatory changes), and general economic conditions; (b) changes in the general national, regional, state or local financial conditions or securities markets; (c) changes in general political conditions, including any outbreak or escalation of hostilities or the declaration by the United States of a national emergency or war or acts of war or any acts of terrorism, or a material worsening of conditions caused by acts of terrorism or war (whether or not declared); (d) the effects of weather, meteorological events, natural disasters or other acts of God; (e) any epidemic, pandemic, disease outbreak, or other public health emergencies or any Law enacted or imposed by any Governmental Authority in response thereto or in connection therewith or effects thereof or other force majeure event; or (f) changes in Law or GAAP.
“Material Contract” or “Material Contracts” shall have the meaning set forth in Section 5.14.
“Membership Interest Assignment Agreement” means the Membership Interest Assignment Agreement, to be entered into at Closing, by and among Buyer and Seller, in substantially the form attached as Exhibit A.
“Monetary Liens” shall have the meaning set forth in Section 6.13(b).
“Most Recent Balance Sheet” shall have the meaning set forth in Section 5.4(a)(ii).
“Most Recent Financial Statements” shall have the meaning set forth in Section 5.4(a)(ii).
“Most Recent Fiscal Month End” shall have the meaning set forth in Section 5.4(a)(ii).

“Net Working Capital” means an amount equal to (i) the Current Assets minus (ii) the Current Liabilities, calculated in accordance with the Agreed Accounting Principles.
“Neutral Accountants” means KPMG.
“Noncompete Period” means the period commencing on the Closing Date and ending on the date that is three years after the Closing Date.
“Notice of Direct Claim” shall have the meaning set forth in Section 8.7.
“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.
“Ordinary Course of Business” means an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.
“Organizational Documents” means the articles of incorporation, bylaws, operating agreement, limited liability company agreement, and/or articles of organization or similar governing documents of a Person as in effect on the Closing Date.
“Owned Real Property” shall have the meaning set forth in Section 5.7(a).
“Ownership Interest” or “Ownership Interests” means, with respect to any Person, any shares of capital stock, membership interests, partnership interests or any other securities or equity or ownership interests of such Person.
“Party” and “Parties” shall have the meanings set forth in the preamble.
“Payment Deficit” shall have the meaning set forth in Section 2.4(e)(iii).
“Payoff Letter” shall have the meaning set forth in Section 3.3(g).
“Permitted Liens” means (a) Liens for Taxes not yet delinquent or which are being contested in good faith and adequate reserves with respect thereto are maintained on the applicable Acquired Company’s books in accordance with GAAP; (b) landlord’s, mechanic’s, materialmen’s, and other similar or statutory Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable or which are being contested in good faith and adequate reserves with respect thereto are maintained on the applicable Acquired Company’s books in accordance with GAAP; (c) Liens in the form of security deposits or otherwise collateralized with letters of credit or similar instruments; and (d) Liens that will be terminated in connection with or prior to the Closing.
“Person” means any individual, entity, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, Governmental Authority or other entity.
“Permitted Exceptions” shall have the meaning set forth in Section 6.13(b).

“Personal Property” shall have the meaning set forth in Section 5.8(b).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to a Straddle Period, the portion of any Straddle Period deemed to begin the day after the Closing Date.
“Pre-Closing Restructuring” means the transactions set forth on Exhibit E.
“Pre-Closing Tax Period” means any taxable reporting period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of any Straddle Period ending on the Closing Date.
“Property” shall have the meaning set forth in Section 6.13.
“Proposed Tax Allocation” shall have the meaning set forth in Section 2.6(b).
“Purchased Interests” shall have the meaning set forth in the recitals.
“R&W Insurer” means the insurer under the R&W Policy.
“R&W Policy” means any Buyer-side representations and warranties insurance policy that may be bound for coverage of Buyer and its Affiliates with respect to the Transactions.
“Ranger Shares” means the Class A common stock, $0.01 par value per share, of Buyer.
“Real Property” shall have the meaning set forth in Section 5.7(b).
“Real Property Capital Lease Obligations” means Capital Lease Obligations related to Leases for the Acquired Companies’ Leased Real Property.
“Registrable Securities” means the Stock Consideration; provided, that such Ranger Shares shall immediately cease to be Registrable Securities if such Ranger Shares (a) have been sold, (b) have been transferred pursuant to the Registration Statement or (c) have met all requirements of the Buyer’s transfer agent to have all legends removed; provided, however, that this subsection (c) shall not apply to the extent that at the date of determination Seller has not provided the transfer agent the documentation required by the transfer agent to de-legend the Ranger Shares; and such Ranger Shares may be sold pursuant to Rule 144 under the Securities Act without regard to volume or manner of sale limitations, current public information requirements or notice of sale requirements (taking into account all applicable tacking periods).
“Registered” and “Registration” means a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of (or automatic) effectiveness of such Registration Statement or document by the SEC.
“Registration Period” shall have the meaning set forth in Section 6.11(d)(i).
“Registration Statement” means a Registration Statement on Form S-3, or other appropriate form, including any pre-effective or post-effective amendments or prospectus supplements thereto, previously filed or to be filed with the SEC by Buyer under the Securities Act with respect to the Registrable Securities.
“Regulatory Action” means any Action with respect to any Acquired Company brought or instigated by any Governmental Authority in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.
“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Released Claims” shall have the meaning set forth in Section 6.8(a).
“Released Parties” shall have the meaning set forth in Section 6.8(a).
“Releasing Parties” shall have the meaning set forth in Section 6.8(a).
“Removed Employers” shall have the meaning set forth in Section 6.12(a).
“Representatives” means, with respect to any Person, its managers, directors, partners, members, shareholders, equityholders, officers, employees, consultants, financial or other advisors, counsels, accountants, agents and other representatives of such Person.
“Resolution Period” shall have the meaning set forth in Section 2.4(b).
“Restricted Person” means each of Carter Robinson and Kent Easter.
“Restrictive Covenant Agreement” means each of the restrictive covenant agreements to be executed by each Restricted Person, in substantially the form attached as Exhibit C.
“Sample Working Capital Calculation” means the sample calculation of Net Working Capital set forth on Appendix A attached hereto.
“SEC” means the United States Securities and Exchange Commission.
“SEC Filings” shall have the meaning set forth in Section 4.2(f)(i).
“SEC Financial Statements” shall have the meaning set forth in Section 6.11(c).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” shall have the meaning set forth in the preamble.
“Seller Disclosure Schedules” means the disclosure schedules of even date herewith delivered to Buyer by Seller prior to or simultaneously with the execution and delivery of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.
“Seller’s Knowledge” or similar terms means, with respect to any matter in question, the knowledge of Carter Robinson (CEO), Quinn Laws (CFO), Kent Easter (COO), Joanna Surgenor (VP, Human Resources) and Travis Sibley (VP, Finance) after reasonable inquiry.
“Seller-Prepared Tax Returns” shall have the meaning set forth in Section 7.1(a).
“Seller Related Parties” shall have the meaning set forth in Section 9.1(a).
“Seller Review Period” shall have the meaning set forth in Section 2.6(b).
“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any: (a) social media or social networking website or online service; (b) blog or microblog; (c) photo, video or other content-sharing website; or (d) other website or microblog (including mobile application) used for sharing content with or amount end users.
“Social Media Account Names” shall have the meaning set forth in Section 5.11(f).
“Straddle Period” means any Tax reporting period that includes, but does not end on, the Closing Date.
“Stock Consideration” means an aggregate of 1,998,401 Ranger Shares.
“Stock Exchange” means the New York Stock Exchange or such other exchange as is then the primary stock exchange of Buyer or any successor thereto.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Substitute 401(k) Plan” shall have the meaning set forth in Section 6.12(a).
“Target Net Working Capital” means an amount equal to $21,413,385.

“Tax Proceeding” shall have the meaning set forth in Section 7.4.
“Tax Returns” means all returns, reports, statements, notices, forms or other documents or information required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
“Taxes” means all taxes, duties, charges, fees, levies or like other assessments (whether U.S. federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, single business, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, excise, windfall profits, license, registration, real or personal property taxes, or assessments, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.
“Taxing Authority” means any taxing authority of any foreign jurisdiction, the United States of America, any state thereof, the District of Columbia and any local governmental subdivision thereof.
“Territory” means only those states, provinces or foreign equivalents, as applicable, within the United States of America or any other jurisdiction in which any Acquired Company has engaged, in each case, as of or within the 12 month period prior to the Closing Date.
“Third Party Claim” shall have the meaning set forth in Section 8.6(a).
“Third-Party Environmental Claim” means any Action (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any breaches or violation of Environmental Law.
“Title Commitment” shall have the meaning set forth in Section 6.13(a).
“Title Company” shall have the meaning set forth in Section 6.13(a).
“Title Notice” shall have the meaning set forth in Section 6.13(b).
“Title Policy” shall have the meaning set forth in Section 6.13(c).
“Title Review Period” shall have the meaning set forth in Section 6.13(b).
“Top Customer” shall have the meaning set forth in Section 5.20.
“Top Supplier” shall have the meaning set forth in Section 5.20.
“Total Consideration” shall have the meaning set forth in Section 2.2(a).

“Transaction Expenses” means any of the following incurred by or on behalf of the Acquired Companies on or prior to the Closing Date (or incurred on or prior to the Closing Date by any other Person that are required to be paid or reimbursed by the Acquired Companies or Seller), without duplication: (a) any transaction bonuses, retention payments, change in control payments, severance payments, or other change of control payments or similar payments payable to any current or former employees, directors, managers or independent contractors of the Acquired Companies in connection with the Transactions, plus the employer’s share of employment, payroll or similar Taxes attributable thereto, payable by the Acquired Companies as a result of or in connection with the consummation of the Transactions regardless of whether the payments are made after the Closing; (b) any legal, accounting, financial advisory, investment banking, brokers’, finders’ or other advisory or consulting or similar fees, costs or other expenses incurred by or required to be reimbursed by the Acquired Companies and Seller in connection with the Transactions; and (c) 100% of the costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy.
“Transactions” means the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer Taxes” shall have the meaning set forth in Section 7.3.
“Transition Services Agreement” means the transition services agreements to be executed by Seller and Buyer, in substantially the form attached as Exhibit D.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder, and any similar foreign, state or local Law.
Article II
PURCHASE AND SALE; CONSIDERATION
Section 2.1Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire, assume and accept from Seller, free and clear of all Liens other than those arising under applicable securities Laws, all of the Purchased Interests.
Section 2.2Consideration. The aggregate consideration payable by Buyer to Seller for the Purchased Interests shall be (collectively, the “Total Consideration”):
(a)An amount in cash equal to $60,522,000.00:
(b)(i) increased dollar for dollar by the Estimated Closing Cash Amount (or decreased dollar for dollar by the Estimated Closing Cash Amount, if such amount is negative),
(c)(ii) reduced by the Estimated Closing Indebtedness,
(d)(iii) reduced by the Estimated Transaction Expenses,
(e)(iv) increased dollar for dollar by the amount that the Estimated Net Working Capital exceeds the Target Net Working Capital (or reduced dollar for dollar by the amount that the Target Net Working Capital exceeds the Estimated Net Working Capital); and
(f) (v) reduced by the Escrow Amount.
(g)(such total, the “Closing Payment”), all as adjusted pursuant to the Closing Payment Adjustment provisions in Section 2.4, resulting in the calculation and determination of the final cash purchase price (the “Final Cash Purchase Price”);
(h)the Stock Consideration; and
(i)the Earnout Amount (if and when earned).
Section 2.3Estimated Closing Statement; Consideration Spreadsheet.
(a)At least five Business Days prior to the Closing, Seller prepared and delivered to Buyer:
(i)a statement (the “Estimated Closing Statement”), setting forth Seller’s good faith estimate and reasonably detailed calculations of the: (A) Closing Cash Amount (the “Estimated Closing Cash Amount”); (B) Closing Indebtedness (the “Estimated Closing Indebtedness”); (C) Closing Transaction Expenses (the “Estimated Transaction Expenses”); (D) Closing Net Working Capital (the “Estimated Net Working Capital”), and (E) resulting Closing Payment, in each case together with any information reasonably requested to support such calculations. From the delivery of the Estimated Closing Statement until the Closing, Seller shall (to the extent reasonably requested by Buyer in connection with Buyer’s review of the Estimated Closing Statement and the calculations set forth therein): (a) give Buyer and its authorized Representatives reasonable access to: (i) the books and records, work papers, trial balances and other supporting information relating to the Estimated Closing Statement and the calculations set forth therein and (ii) Seller and the Acquired Companies’ personnel and accountants involved in the preparation of the Estimated Closing Statement; (b) cooperate with and respond in good faith to Buyer’s reasonable requests related thereto; and (c) consider in good faith any proposed adjustments of Buyer and its authorized Representatives to the Estimated Closing Statement and make any reasonable and appropriate changes thereto that are, in Seller’s reasonable discretion, warranted;
(ii)a spreadsheet delivered as an exhibit to the Estimated Closing Statement (the “Consideration Spreadsheet”), which sets forth, as of the Closing Date, wire transfer instructions (or other payment directions) for all Persons to be paid under Section 3.2 together with the amount payable to each such Person; and
(iii)for all Estimated Transaction Expenses, copies of all final invoices or other evidence from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to or otherwise due and owing or payable by or on behalf of the Acquired Companies.
Section 2.4Purchase Price Adjustment.
(a)As soon as practicable, but in no event later than 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement containing its good faith estimate and reasonably detailed calculations of the Closing Cash Amount, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Net Working Capital (the “Closing Statement”).

(b)After receipt of the Closing Statement, Seller shall have 30 days to review the Closing Statement. Buyer shall make available to Seller and its authorized Representatives, upon written request: (i) the books and records, work papers, trial balances and other supporting information relating to the Closing Statement and the calculations set forth therein; and (ii) Buyer’s and the Acquired Companies’ personnel and accountants involved in the preparation of the Closing Statement; provided, that Seller shall first obtain Buyer’s consent, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall cooperate with and respond in good faith to Seller’s reasonable requests related thereto. Seller shall deliver written notice to Buyer on or prior to the 30th day after its receipt of the Closing Statement specifying in reasonable detail the amount, nature and basis of all disputed items (the “Dispute Notice”). Any items in the Closing Statement not specifically disputed in the Dispute Notice shall be deemed agreed to by Seller. Buyer and Seller shall, within 30 days (or such longer period as Buyer and Seller may agree in writing) following delivery of the Dispute Notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Seller does not deliver a Dispute Notice to Buyer by the 30th day after its receipt of the Closing Statement, such Closing Statement shall be deemed approved by Seller and will be final and conclusive.
(c)If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then either Buyer or Seller may provide written notice to the other that it elects to submit the amounts remaining in dispute to the Neutral Accountants. Each Party agrees to execute, if requested by the Neutral Accountants, a reasonable engagement letter, including customary indemnities. The Neutral Accountants shall act as an expert and not as an arbitrator to determine, based solely on the provisions of this Section 2.4 and the presentations by Seller and Buyer, and not by independent review, only those issues still in dispute. There shall be no ex parte communications between either Seller or Buyer, on the one hand, and the Neutral Accountants, on the other hand, relating to those matters in dispute, other than the initial written submission by Seller and Buyer of their respective positions on the matters in dispute and written answers by Seller and Buyer to written questions from the Neutral Accountants. The Neutral Accountants shall be authorized to select only the position as to each item in dispute as presented by either Seller (on the one hand) or Buyer (on the other hand), it being acknowledged and agreed that the Neutral Accountants may agree with Seller on certain matters and Buyer on other matters and therefore potentially resulting in a determination in the aggregate that differs from that proposed by both Seller and Buyer. In making such calculations and determination, the Neutral Accountants (A) shall be bound by the terms of this Agreement, including the definitions contained herein and (B) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Neutral Accountants’ determination shall be made within 30 days of submission of the amounts remaining in dispute, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive on the Parties. A judgment of a court of competent jurisdiction may be entered upon the Neutral Accountants’ determination. The terms “Final Closing Cash Amount”, “Final Closing Indebtedness”, “Final Closing Transaction Expenses” and “Final Closing Net Working Capital” shall mean the definitive Closing Cash Amount, Closing Indebtedness, Closing Transaction Expenses and Closing Net Working Capital agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 2.4(b) hereof or resulting from the determinations made by the Neutral Accountants in accordance with this Section 2.4(c) (in addition to those items theretofore agreed to by Seller and Buyer) (collectively, the “Final Statement”).
(d)Buyer and Seller shall bear the fees and other costs charged by the Neutral Accountants in inverse proportion as they may prevail on matters resolved by the Neutral Accountants, which proportionate allocations shall also be determined by the Neutral Accountants at the time the determination of the Neutral Accountants is rendered on the merits of the matters submitted. For example, if Seller challenges items underlying the calculation of Net

Working Capital in the net amount of $100,000, and the Neutral Accountants determines that Seller has a valid claim for $40,000 of the $100,000, Seller, on the one hand, shall bear 60% of the fees and expenses of the Neutral Accountants and Buyer, on the other hand, shall bear 40% of the fees and expenses of the Neutral Accountants. During the review by the Neutral Accountants, Seller and Buyer shall each make available, or cause their respective Representatives to make available, to the Neutral Accountants such individuals and such information, books, records and work papers, as may be reasonably required by the Neutral Accountants to fulfill its obligations under Section 2.4(c); provided, that the independent accountants of Seller and Buyer or the Acquired Companies shall not be obligated to make any work papers available to the Neutral Accountants unless and until the Neutral Accountants have signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.
(e)Closing Payment Adjustment; Final Cash Purchase Price; Payment.
(i)The Closing Payment shall be: (i) increased dollar for dollar by the amount, if any, by which (A) the Final Closing Cash Amount exceeds the Estimated Closing Cash Amount, (B) the Estimated Closing Indebtedness exceeds the Final Closing Indebtedness, (C) the Estimated Transaction Expenses exceeds the Final Closing Transaction Expenses; and (D) the Final Closing Net Working Capital exceeds the Estimated Net Working Capital, or (ii) decreased dollar for dollar by the amount, if any, by which (A) the Estimated Closing Cash Amount exceeds the Final Closing Cash Amount, (B) the Final Closing Indebtedness exceeds the Estimated Closing Indebtedness, (C) the Final Closing Transaction Expenses exceed the Estimated Transaction Expenses and (D) the Estimated Net Working Capital exceeds the Final Closing Net Working Capital (the net adjustment of the calculations above shall be referred to as the “Closing Payment Adjustment”).
(ii)If the Closing Payment Adjustment is a positive amount, Buyer shall pay such amount via wire transfer of immediately available funds to the account specified by Seller within five Business Days after the Final Statement becomes final, and subject to any deduction made in accordance with Section 2.5, the entirety of the Escrow Amount shall be released to Seller.
(iii)If the Closing Payment Adjustment is a negative amount Seller shall pay the amount of the Closing Payment Adjustment by via wire transfer of immediately available funds to the account specified by Buyer within five Business Days after the Final Statement becomes final. Seller’s obligation to pay such amount shall first be satisfied from the Escrow Amount, and if the Escrow Amount is insufficient to pay such amount (the “Payment Deficit”), Seller shall pay to Buyer the amount of such Payment Deficit. If the amount of the Closing Payment Adjustment is less than the total Escrow Amount, any excess remaining after payment to Buyer shall be released to Seller subject to any deduction made in accordance with Section 2.5.
(iv)Any such payments under this Section 2.4(e) shall be treated as an adjustment to the purchase price paid for the Purchased Interests for all Tax purposes, to the maximum extent permitted by applicable Laws.
Section 2.5Escrow Amount. On the Closing Date, the Escrow Amount will be deposited in an escrow account designated by the Escrow Agent to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement until released to Seller or Buyer, as set forth in Section 2.4(e). Seller shall pay all fees and expenses payable to the Escrow Agent. To the extent that, prior to the date of the release of the Escrow Amount in accordance with Section 2.4(e), any Liability is incurred by Buyer to maintain the AWS 401(k)

Plan in compliance with applicable Law for errors, events, actions, or circumstances that occurred prior to the Closing Date and that in the aggregate exceeds $100,000, such excess amount shall be satisfied from the Escrow Amount.
Section 2.6Tax Treatment; Purchase Price Allocation.
(a)The Seller represents, acknowledges and agrees that each Acquired Company is an entity that is disregarded as an entity separate from its owner for United States federal, state, and local income tax purposes under Section 301.7701-3(b)(1)(ii) of the Treasury Regulations, and that the acquisition of the Purchased Interests will be treated as the taxable acquisition of the assets of each Acquired Company for federal income tax purposes (the “Intended Tax Treatment”); and Buyer and Seller agree not to report or take any tax position (on a Tax Return or otherwise) for United States federal, state, and local income tax purposes that is inconsistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).
(b)Within 60 days following the determination of the Final Statement, acting in good faith, Buyer shall deliver to Seller a proposed allocation of the consideration for the pro-rata portion of the assets of the Acquired Companies (as determined for federal income Tax purposes) among the assets of the Acquired Companies in accordance with Section 1060 of the Code and any analogous provisions of applicable Law (the “Proposed Tax Allocation”). Acting in good faith, Seller shall have 30 days following their receipt of the Proposed Tax Allocation (“Seller Review Period”) to propose any changes or indicate concurrence therewith, and Buyer shall consider any changes proposed by Seller in good faith. If Seller does not propose written changes to Buyer by the 30th day after receipt of the Proposed Tax Allocation, Buyer’s Proposed Tax Allocation shall be deemed approved by each Party (the “Final Allocation”). In the event Seller does not approve of the Proposed Tax Allocation, the Parties shall work in good faith to resolve any disagreements, and, if they do resolve all disputed matters, the Proposed Tax Allocation, as modified pursuant to such resolution, shall become the Final Allocation.  If, however, the Parties cannot reach agreement with respect to all disputed matters within 30 days after the Seller Review Period, each Party shall have the right to allocate the Total Consideration among the assets of the Acquired Companies on such Party’s IRS Form 8594 as such Party determines in good faith on the advice of its tax and accounting advisors. None of the Parties or any of their respective Affiliates shall take any position inconsistent with the Intended Tax Treatment or, in the event the Parties agree to a Final Allocation, the Final Allocation on any Tax Return or any Tax Proceeding, in each case, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).
Section 2.7Earnout.
(a)Seller shall be eligible to receive deferred consideration in an aggregate cash amount not to exceed $5,000,000.00 (the “Earnout Amount”), as determined in accordance with this Section 2.7. If the EBITDA of the Acquired Companies with respect to the Earnout Period is equal to or greater than the EBITDA Target, then Buyer shall pay to Seller the applicable Earnout Amount in accordance with Section 2.7(c). If the EBITDA of the Acquired Companies as of the end of the Earnout Period is less than the EBITDA Target, then the Earnout Amount will not have been earned and will not be owed or payable (and will be forfeited). EBITDA of the Acquired Companies shall be calculated as defined in this Agreement and in accordance with the methodology set forth on Schedule A to this Agreement.
(b)Within 60 days after the expiration of the Earnout Period, Buyer shall provide Seller with a written statement (the “Earnout Statement”) setting forth in reasonable detail its good faith determination of the Earnout Amount owed to Seller, if any, along with the calculation of such Earnout Amount. Seller shall have the right to review the Earnout Statement and shall notify Buyer in writing within 30 days after receipt of the Earnout Statement, which notice shall set forth in reasonable detail the basis for any objection and shall provide supporting information and calculations with respect thereto. The Parties shall cooperate in good faith to reach agreement on the disputed items or amounts, if any. Any items in the Earnout Statement not disputed by Seller in writing within 30 days after receipt of the Earnout Statement will be deemed agreed to by the Parties. If no timely written objection by Seller has been given, the Earnout Statement, as prepared by Buyer, and as adjusted pursuant to any agreement between the Parties (the “Final Earnout Statement”), will be final and binding on the Parties. If the Parties are unable to reach an agreement regarding the Earnout Statement and any resulting Earnout Amount, then Seller will retain the right to dispute the Earnout Statement and any resulting Earnout Amount in the same manner as set forth in and otherwise in accordance with the dispute resolution provisions of Section 2.4(c) and Section 2.4(d) as if such provisions were incorporated into and set out in this Section 2.7.
(c)Within 10 Business Days after the determination of the Final Earnout Statement in accordance with Section 2.7(b), Buyer shall pay to Seller the positive amount of the applicable Earnout Amount (if any) set forth in the Final Earnout Statement.
(d)Subject to the terms of this Agreement, including Section 2.7(h), and the Ancillary Agreements, the Parties acknowledge and agree that, from and after the Closing, the management and operations of the Acquired Companies and its business will be at Buyer’s (and its Affiliates, including the Acquired Companies) sole discretion.
(e)Buyer and its Affiliates (including the Acquired Companies) shall have no obligation to operate the Business in a manner solely because it is necessary or intended to achieve the Earnout Amount or to maximize the amount of the Earnout Amount. The Parties understand and acknowledge that, following the Closing, acting commercially reasonably and in good faith, Buyer shall have all necessary authority to alter or change the manner in which the Acquired Companies conduct or operate their business, manage day-to-day operations, approach the market, and incentivize employees or attract and retain customers or suppliers; provided, however, Buyer and its Affiliates shall not take any action with respect to the Acquired Companies or the operation of the Business that is for the purpose of intentionally avoiding or reducing the Earnout Amount.
(f)The Parties acknowledge and agree that (i) the future performance of Buyer, the Acquired Companies and their respective Affiliates is subject to significant business, economic and competitive uncertainties, contingencies, and normal business disruption necessary to integrate each Acquired Company and its business with and into Buyer and its Affiliates and their respective businesses, (ii) actual results of Buyer, the Acquired Companies and their respective Affiliates may vary from anticipated results, and (iii) there is no assurance, agreement or guarantee that the Earnout Amount will be achieved.
(g)Any payment made pursuant to this Section 2.7 shall be treated as part of the Total Consideration for all Tax purposes, to the maximum extent permitted by applicable Law (it being acknowledged that a portion of the Earnout Amount (if any) may be required to be treated as interest pursuant to Section 483 of the Code and other applicable Tax Law).
(h)Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, if, after Closing, Buyer (i) takes any action or causes the Acquired Companies or the Business to be operated in a manner that prevents or materially interferes with the accurate determination, on a standalone basis, of the Acquired Companies’ EBITDA, or (ii) makes or directs any operational change that, by direct or indirect means, is intended to reduce EBITDA or otherwise diminish Seller’s ability to earn the Earnout Amount, thereby rendering accurate calculation of the Earnout Amount under this Section 2.7 impossible or impracticable, then Seller shall be deemed to have earned the full Earnout Amount, and the Final Earnout Statement shall reflect a payment from Buyer to Seller of the maximum Earnout Amount. For the avoidance of doubt, the parties understand and agree that if the Acquired Companies’ EBITDA cannot be determined by Buyer acting reasonably and in good faith, then Seller shall be deemed to have earned the full Earnout Amount.
Section 2.8Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to withhold and deduct with respect to the making of such payment under applicable Tax Laws; provided, that Buyer shall notify Seller prior to deducting and withholding from any consideration otherwise payable to Seller pursuant to this Agreement and shall reasonably cooperate with Seller in seeking to reduce or eliminate any such deduction or withholding. Any such withheld amounts shall be paid to the appropriate Taxing Authority within the time periods required under the applicable Tax Laws. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
Article III
CLOSING
Section 3.1Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall occur by electronic exchange of the executed documents and other closing deliverables contemplated herein on the date first written above (the “Closing Date”). The Closing shall be deemed effective as of the Calculation Time.
Section 3.2Payments on the Closing Date.
(a)At the Closing, on the terms and subject to the conditions set forth herein, in consideration of the sale of the Purchased Interests, Buyer shall deliver or cause to be delivered, the following payments:
(i)payment to third parties by wire transfer of immediately available funds (in accordance with the wire instructions set forth in the Consideration Spreadsheet) that amount of money due and owing from the applicable Acquired Company to each such third party for Estimated Transaction Expenses (other than the costs and expenses of the R&W Policy, which is addressed in subsection (ii) below) as set forth on the Consideration Spreadsheet;
(ii)payment to the R&W Insurer by wire transfer of immediately available funds (in accordance with the wire instructions set forth in the Consideration Spreadsheet) of all costs and expenses related to the R&W Policy;
(iii)payment to the holders of the outstanding Estimated Closing Indebtedness set forth on Section 3.2(a)(iii) of the Seller Disclosure Schedules by wire transfer of immediately available funds (in accordance with the wire instructions set forth in the Consideration Spreadsheet) in the amount sets forth in the applicable Payoff Letters;
(iv)payment to the applicable Acquired Company of an amount equal to Accrued or Unaccrued Bonuses as of the Closing;
(v)payment to Seller by wire transfer of immediately available funds of the Closing Payment (as allocated to Seller on the Consideration Spreadsheet); and
(vi)to the account designated by the Escrow Agent, the Escrow Amount, which amount shall be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(b)Subject to Section 2.5, promptly following the Closing, but in no event later than five Business Days following the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the issuance (and evidence thereof) of the Stock Consideration by its transfer agent to Seller via digital or electronic transfer of the Stock Consideration in a segregated account at Buyer’s transfer agent.
Section 3.3Seller Closing Deliverables. At the Closing, Seller shall deliver, or cause to be delivered, at the sole cost and expense of Seller, the following to Buyer:
(a)evidence reasonably satisfactory to Buyer that such consents, if any, listed on Section 5.2(b) of the Seller Disclosure Schedules have been obtained in writing and are in full force and effect;
(b)the Membership Interest Assignment Agreement, duly executed by Seller;
(c)(i) an IRS Form W-9 (with respect to Seller, or if Seller is a disregarded entity for tax purposes, with respect to Seller’s regarded owner) or (ii) a non-foreign affidavit dated as of the Closing Date, in form and substance required under the Treasury Regulations issued under Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;
(d)certificates dated within 10 days of the Closing Date from the appropriate office of the jurisdiction of organization of each Acquired Company and Seller certifying that each Acquired Company and Seller is validly existing and in good standing in its respective jurisdiction;
(e)a certificate from a duly authorized officer or manager of Seller certifying: (i) that attached thereto are true and complete copies of the resolutions or written consent adopted by the management board of Seller that authorizes and approves the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions, and that all authorizing resolutions are in full force and effect as of the Closing Date and are the only resolutions adopted in connection with the Transactions; and (ii) that attached thereto are true and complete copies of each Acquired Company’s Organizational Documents, as amended and/or restated and in effect as of immediately prior to the Closing;
(f)written resignations, effective as of the Closing, of the manager and officers of each Acquired Company in their capacities as such;
(g)duly executed payoff letters (each, a “Payoff Letter”) from each holder of Closing Indebtedness set forth on Section 3.2(a)(ii) of the Seller Disclosure Schedules in form and substance reasonably satisfactory to Buyer, together with lien releases for Liens that do not constitute Permitted Liens;
(h)an accredited investor questionnaire, in form and substance acceptable to Buyer, duly completed by Seller, in substantially the same form attached hereto as Exhibit B (the “AIQ”);
(i)the Transition Services Agreement, duly executed by Seller;
(j)the Restrictive Covenant Agreements, duly executed by each Restricted Person;
(k)counterparts to the Escrow Agreement, duly executed by Seller and the Escrow Agent; and

(l)such other customary instruments of transfer, assignment, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
Section 3.4Buyer Closing Deliverables. At the Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:
(a)each of the payments set forth in Section 3.2(a) and the Consideration Spreadsheet;
(b)the Stock Consideration in accordance with Section 3.2(b);
(c)counterpart signature pages to the Membership Interest Assignment Agreement, duly executed by Buyer;
(d)the Transition Services Agreement, duly executed by Buyer;
(e)counterpart signature pages to the Restrictive Covenant Agreements, duly executed by Buyer;
(f)a certificate from a duly authorized officer of Buyer certifying (A) that attached thereto are true and complete copies of the resolutions or written consent of Buyer that authorize and approve the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions, and that all authorizing resolutions are in full force and effect as of the Closing Date and are the only resolutions adopted in connection with the Transactions, and (B) names and signatures of the officers of Buyer authorized to sign this Agreement, any Ancillary Agreements and the other documents related hereto and the other documents to be delivered hereunder and thereunder;
(g)a counterpart to the Escrow Agreement, duly executed by Buyer;
(h)a copy of the final and bound R&W Policy; and
(i)such other customary instruments of transfer, assignment, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.
Article IV
REPRESENTATIONS AND WARRANTIES OF THE PARTIES
Section 4.1Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the Closing Date:
(a)Incorporation; Authorization; Etc. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement, the Ancillary Agreements to which it is a party, the performance of Seller’s obligations hereunder and thereunder, and the consummation of the Transactions have been duly and validly authorized by all necessary actions or proceedings on the part of Seller. This Agreement and the Ancillary Agreements to which Seller is a party, when executed and delivered, will (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar

Laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity).
(b)No Conflict. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which Seller is or will be a party, and the consummation of the Transactions does not and will not: (i) in each case, with or without notice or lapse of time or both, conflict with, result in a breach or violation of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination, amendment, modification, abandonment or acceleration in respect of, any Contract, arrangement or restriction of any kind to which Seller is a party or to which Seller or any of its property is subject; (ii) result in the creation of any Lien upon, or any Person obtaining the right to acquire any properties, assets or rights of Seller; (iii) violate any Law or Order to which Seller or any of its property is subject, except where such violation would not, individually or in the aggregate, materially delay or hinder Seller’s ability to consummate the Transactions; or (iv) conflict with or result in any breach or violation of any of the provisions of Seller’s Organizational Documents.
(c)Consents and Approvals. No consent of or filing with any Governmental Authority or any other third party, which has not been received or made, is necessary or required with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements to which Seller is a party.
(d)Title to Purchased Interests.
(i)Seller holds of record and owns beneficially 100% of the Purchased Interests, free and clear of any Liens or restrictions on transfer (other than those restrictions on transfer arising under applicable securities Laws and the Organizational Documents of Intermediate, which have been provided to Buyer), and such Purchased Interests represent all of the Ownership Interests of Intermediate.
(ii)Seller has all necessary or required power, authority and legal capacity to sell, convey, transfer, assign, and deliver the Purchased Interests as provided in this Agreement and such delivery will convey to Buyer, good, valid and marketable title to the Purchased Interests, free and clear of any and all Liens, other than restrictions on transfer arising under applicable securities Laws.
(iii)Seller is not a party to (i) any option, warrant, purchase right or other Contract (other than this Agreement) that could require Seller or any of its Affiliates, to sell, convey, transfer, assign, deliver or otherwise dispose of any Purchased Interests or (ii) any voting trust, proxy, or other Contract with respect to the voting or transfer (other than this Agreement) of the Purchased Interests.
(e)Brokers, Finders, Etc. Seller has not entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which may or could result in the obligation of Buyer to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Ancillary Agreement to which Seller is or will be a party or the consummation of the Transactions.

(f)Litigation. There is no Action pending or, to Seller’s Knowledge, threatened against or affecting Seller, either Acquired Company or the Business, and Seller is not subject to or bound by any Order, that would prevent or otherwise affect Seller’s ownership of the Purchased Interests or interfere with the ability of Seller to consummate the Transactions or to otherwise perform Seller’s obligations under this Agreement or any Ancillary Agreement to which Seller is or will be a party.
(g)Compliance with Law. Seller is not in violation of any Law applicable to Seller or the assets owned by Seller, the effect of which would reasonably be expected to prevent or delay Seller from consummating the Transactions or otherwise performing its obligations under this Agreement or any Ancillary Agreements to which Seller is a party.
(h)Stock Consideration.
(i)As of the Closing Date, none of Seller or the Acquired Companies legally or beneficially owns: (A) any Ranger Shares; (B) any Ownership Interests convertible into, exchangeable into or exercisable for any Ranger Shares; or (C) any other Ownership Interests of Buyer.
(ii)Each of Seller and the direct and indirect equity owners of Seller is an “accredited investor” as defined in Regulation D under the Securities Act. Seller is sophisticated in financial matters and, individually or with Seller’s advisors, has knowledge and experience in financial and business matters such that Seller is capable of evaluating the risks and benefits of the investment in the Ranger Shares constituting the Stock Consideration. Seller is able to bear the economic risk (including full loss) of its investment in such Ranger Shares for an indefinite period of time and can afford to sustain a total loss of such investment.
(iii)Seller is acquiring and receiving and will hold the Ranger Shares constituting the Stock Consideration solely for its own account and investment purposes and not with a view to resale or distribution thereof, in whole or in part, in violation of applicable securities Laws. Seller does not have any agreement or arrangement, formal or informal, with any Person to sell or transfer all or any part of such Ranger Shares and Seller does not have any plans to enter into any such agreement or arrangement in each case except as Seller may distribute or transfer such Ranger Shares to its members in accordance with the terms of its Organizational Documents and subject to compliance with all applicable securities laws.
(iv)Seller understands and acknowledges that the Ranger Shares constituting the Stock Consideration have not been registered under applicable securities Laws and Seller understands that the issuance and sale of such Ranger Shares is intended to be exempt from the registration requirements of the Securities Act, by virtue of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder, based, in part, upon the representations, warranties, and agreements of Seller contained in this Agreement and the AIQ.
(v)Seller confirms that it has had the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional material information about the business and financial condition of Buyer as Seller has requested, and all such material information has been received.
(vi)Seller understands and acknowledges that any certificates representing the Ranger Shares constituting the Stock Consideration, and any securities issued in respect of, or exchange for, such Ranger Shares, may bear one or all of the following legends:
(A) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE RESALE OR DISTRIBUTION THEREOF. NO SUCH RESALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL OF SELLER IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
(B)any legend required by securities Laws, to the extent that such Laws are applicable to the shares represented by the certificate so legended.
Section 4.2Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller that the following representations and warranties are true and correct as of the Closing Date:
(a)Incorporation; Authorization; Etc. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary actions or proceedings on the part of Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party, when executed and delivered, will (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity).
(b)No Conflict. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which Buyer is a party and the consummation of the Transactions does not and will not: (i) in each case, with or without notice or lapse of time or both, conflict with, result in a breach or violation of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination, amendment, modification, abandonment or acceleration in respect of, any Contract arrangement or restriction of any kind to which Buyer is a party or to which Buyer or any of its property is subject, except where such conflict, breach, default, modification, cancellation, right of termination, amendment, modification, abandonment or acceleration would not, individually or in the aggregate, materially delay or hinder such Buyer’s ability to consummate the Transactions; (ii) violate any Law to which Buyer or any of its property is subject, except where such violation would not, individually or in the aggregate, materially delay or hinder Buyer’s ability to consummate the

Transaction; or (iii) conflict with or result in any breach or violation of any of the provisions of Buyer’s Organizational Documents.
(c)Consents and Approvals. No consent of or filing with any Governmental Authority or any other third party, which has not been received or made, is necessary or required with respect to Buyer in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements to which Buyer is a party, except under applicable securities Laws or for any consents or filings which, if not received or made would not, individually or in the aggregate, materially delay or hinder Buyer’s ability to consummate the Transactions.
(d)Brokers, Finders, Etc. Buyer has not entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which may or could result in the obligation of Seller to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Ancillary Agreement to which Buyer is or will be a party or the consummation of the Transactions.
(e)Litigation. There is no Action or Order pending or affecting, or to Buyer’s knowledge, threatened against, Buyer seeking to prevent or delay the consummation of the Transactions.
(f)Stock Consideration.
(i)SEC Filings. Buyer has timely filed or furnished all forms, reports and documents required to be filed by it with the SEC since December 31, 2024, pursuant to the Exchange Act (collectively, as they have been amended or supplemented since the time of their filing through the Closing Date, the “SEC Filings”). Each of the SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied, as to form in all material respects, with the applicable requirements of the Exchange Act and the rules and regulations of the New York Stock Exchange applicable to the SEC Filings. The Class A common stock of Buyer is registered pursuant to Section 12(b) of the Exchange Act, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Buyer, and Buyer is in compliance in all material respects with applicable requirements under the Exchange Act.
(ii)Issuance of Stock Consideration. All Ranger Shares constituting the Stock Consideration have been duly authorized and, upon issuance and delivery to Seller pursuant to this Agreement, in exchange for the consideration set forth in this Agreement, shall be validly issued, fully paid and non-assessable, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws) and shall be reflected in the share records of Buyer so as to show Seller or its respective nominee(s), as the record holder of all such Ranger Shares issued pursuant to the Stock Consideration. The issuance and delivery by Buyer of the Stock Consideration to Seller does not require any vote or other approval or authorization of any holder of any securities of Buyer.
Article V
REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING THE ACQUIRED COMPANIES
Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct regarding the Acquired Companies as of the Closing Date:

Section 5.1Organization; Authority. The Acquired Companies are duly organized, validly existing and in good standing under the laws of the state of Texas. The Acquired Companies have all requisite power and authority to own or lease and operate its properties and assets and to carry on the Business as presently conducted. The Acquired Companies are qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on Section 5.1 of the Seller Disclosure Schedules, which jurisdictions constitute all of the jurisdictions in which the ownership, lease or operation of properties and the conduct of the Business requires such qualification. Seller has provided to Buyer true and complete copies of the Organizational Documents of the Acquired Companies reflecting all amendments made thereto at any time on or prior to the Closing Date. Such Organizational Documents are in full force and effect, and the Acquired Companies are not in breach or violation of any provision of their respective Organizational Documents.
Section 5.2No Conflicts; Consents and Approvals.
(a)The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions will not: (i) except as set forth on Section 5.2(a) of the Seller Disclosure Schedules, in each case, with or without notice or lapse of time or both, conflict with, result in a breach or violation of any provision of, constitute a default under, result in the modification or cancellation of, give rise to any right of termination or acceleration in respect of, or result in a loss of benefit to which either Acquired Company is entitled under, any Contract; (ii) result in the creation of any Lien upon, or any Person obtaining the right to acquire any properties, assets or rights of either Acquired Company; (iii) violate any Law to which the Acquired Companies or any of their respective properties is subject; or (iv) conflict with or result in any breach or violation of any of the provisions of the Organizational Documents of the Acquired Companies. All rights of first refusal, preemptive rights or similar restrictions, if any, under the Organizational Documents have been waived prior to the Closing Date with respect to the Purchased Interests.
(b)No consent of or filing with any Governmental Authority or any other third party, which has not been received or made, is necessary or required with respect to the Acquired Companies in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, except for: (i) those consents or filings set forth on Section 5.2(b) of the Seller Disclosure Schedules; and (ii) any other consents or filings which, if not received or made would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on either Acquired Company.
Section 5.3Capitalization.
(a)The Purchased Interests constitute 100% of the Ownership Interests of Intermediate, and Intermediate holds 100% of the Ownership Interests in AWS. All issued and outstanding Ownership Interests of each Acquired Company: (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued in compliance with all applicable securities Laws and not in violation of any preemptive rights, rights of first refusal or similar rights, and (iii) are owned, beneficially (free and clear of any Liens, except for restrictions under applicable securities Laws) and of record solely by Seller.
(b)(i) There are no outstanding or authorized options, warrants, convertible securities, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require either Acquired Company to issue, sell, or otherwise cause to become outstanding any Ownership Interests of such Acquired Company, (ii) there are no outstanding obligations (contingent or otherwise) of either Acquired Company to repurchase, redeem or otherwise acquire, directly or indirectly, any Ownership Interests of such Acquired Company, (iii) there are no outstanding or authorized stock or unit appreciation, phantom stock or unit rights, profit participation, or similar rights with respect to either Acquired Company, (iv) there are no shareholders’ agreements, registration rights agreements, voting agreements, voting trusts, proxies or other Contracts, arrangements or understandings relating to any Ownership Interests of either Acquired Company or that otherwise affect voting, registration or transfer of or other rights relating to any Ownership Interests of either Acquired Company; (v) no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any Ownership Interests of either Acquired Company; (vi) neither Acquired Company has any Ownership Interest in any other Person (other than Intermediate holding 100% of the Ownership Interest in AWS); and (vii) as of the Closing Date, the Pre-Closing Restructuring has been consummated only in accordance with and in compliance with Exhibit E and there are no outstanding Liabilities in respect thereof.
Section 5.4Financial Statements.
(a)Section 5.4 of the Seller Disclosure Schedules contains complete copies of the following financial statements (such financial statements, including the related notes and schedules therein, collectively, the “Financial Statements”):
(i)the audited consolidated balance sheets and audited consolidated statements of income, members’ equity and cash flows of Seller, the sole member of Intermediate and ultimate sole member of AWS, as of and for the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024, and
(ii)the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and unaudited consolidated statements of income and cash flows of Seller (collectively, the “Most Recent Financial Statements”) as of and for the nine month period ended September 30, 2025 (the “Most Recent Fiscal Month End”).
(b)The Financial Statements were prepared in accordance with the books and records of Seller and its Subsidiaries and in accordance with GAAP and fairly present in all material respects the consolidated financial position and the consolidated results of operations and consolidated cash flows of Seller as of the dates and for the periods presented (except with respect to the unaudited financial statements for the absence of notes that if presented, would not contain disclosures that differ materially from those included in the audited financial statements, and subject to normal recurring year-end adjustments, the effect of which will individually and in the aggregate be nominal to Seller).
(c)Seller and its Subsidiaries maintain a system of internal accounting controls that are designed to provide reasonable assurance that (i) transactions are recorded as necessary to permit materially correct preparation of its consolidated financial statements and to maintain reasonably accurate accountability for its assets; (ii) the reporting of its assets is compared with existing assets at regular intervals; and (iii) accounts, notes and other receivables and inventory are recorded accurately in all material respects and proper and adequate procedures are implemented to effect the collection thereof in a timely fashion. Except as described on Section5.4(c) of the Seller Disclosure Schedules, in the last three years no auditor, officer or director or accountant has received or otherwise had or obtained knowledge of any written, or, to Seller’s Knowledge, oral complaint, allegation, assertion or claim, or any material weakness or significant deficiency, or any fraud, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller and its Subsidiaries or its internal accounting controls.
(d)The Acquired Companies have not engaged in any material respect in any business other than the Business.
Section 5.5Undisclosed Liabilities.
(a)Except as described in the Most Recent Balance Sheet or as described on Section 5.5(a) of the Seller Disclosure Schedules, as of the Closing Date, the Acquired Companies have no Liabilities that are required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, except for Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business, none of which is material to the Acquired Companies.
(b)The Acquired Companies will not have any Indebtedness as of the Closing Date, other than the Indebtedness that is (i) reflected on the Most Recent Balance Sheet or (ii) set forth Section 5.5(b) of the Seller Disclosure Schedules.
Section 5.6Absence of Certain Changes. Except as contemplated by this Agreement, since January 1, 2025, (i) there has not been any change, circumstance, development, state of facts, effect or condition that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect with respect to either Acquired Company and (ii) neither Acquired Company has, except as set forth on Section 5.6 of the Seller Disclosure Schedules:
(a)declared, set aside, made or paid any dividend or distribution (other than any such dividend or distribution in cash or cash equivalents), or redeemed or otherwise acquired any Ownership Interests of an Acquired Company;
(b)other than sales of inventory in the Ordinary Course of Business, (i) sold, leased, licensed, transferred or disposed of any assets (including the Intellectual Property owned by either Acquired Company), or (ii) pledged any assets or otherwise permitted any assets (including the Intellectual Property owned by either Acquired Company) to become subject to any Liens other than Permitted Liens;
(c)other than acquisitions of raw materials and inventory in the Ordinary Course of Business, acquired, whether in one transaction or a series of related transactions, any assets or properties, except for assets or properties which have an aggregate purchase price of less than $250,000 for a single transaction or $500,000 in the aggregate;
(d)terminated, or accepted any resignation of, any executive, employee, independent contractor, consultant, or other individual service provider with annual compensation (or entitled to annual fees from either Acquired Company) in excess of $150,000;
(e)hired any employee in a management role or otherwise hired any employee or retained any independent contractor, consultant or other individual service provider, in each case, with annual compensation (or entitled to annual fees from either Acquired Company) in excess of $150,000;
(f)entered into, amended, negotiated, or terminated any Labor Agreement, or recognized or certified any labor union, works council, or other labor organization or group of employees as the collective bargaining representative of any employee of either Acquired Company;
(g)implemented or announced any personnel action that could trigger the WARN Act;
(h)terminated, extended or modified, or waived or released any material right under any Material Contract;

(i)entered into, adopted, terminated, modified, renewed or amended in any material respect (including by accelerating material rights or benefits under) (i) a Material Contract (other than Contracts entered into in the Ordinary Course of Business or terminable by notice of not more than 30 days) or (ii) a Contract with an Affiliate or Seller;
(j)amended the Organizational Documents of an Acquired Company;
(k)issued, sold, pledged, transferred, disposed of or created any Lien (other than Permitted Liens or Liens that will be discharged contemporaneously with or prior to Closing) on (i) the Ownership Interests of either Acquired Company, (ii) securities convertible into or exchangeable for any Ownership Interests or equity interests in either Acquired Company, or (iii) any rights, warrants, options, calls or commitments to acquire any Ownership Interests or equity interest in either Acquired Company;
(l)split, combined, subdivided, reclassified or redeemed, or purchased or otherwise acquired, any of the Ownership Interests of either Acquired Company;
(m)directly or indirectly acquired by merging or consolidating with, or agreeing to merge or consolidate with, or purchasing substantially all the assets of, or otherwise acquiring, any corporation, partnership, firm, limited liability company, association, joint venture, or other business organization or entity or any interest therein;
(n)adopted a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;
(o)incurred any Indebtedness (other than Indebtedness that will be discharged contemporaneously with or prior to Closing);
(p)made any loan, advance, or capital contribution to, or any investment in, any Person;
(q)other than in the Ordinary Course of Business or as expressly provided by this Agreement, amended, modified, or terminated, any of the Licenses held by either Acquired Company;
(r)made any capital expenditure or leasehold improvement which in any one case exceeds $250,000 or in the aggregate exceeds $500,000;
(s)made any change in any of its financial accounting methods and practices, including with respect to reserves, except as required by Law or changes in GAAP;
(t)(i) made a material change in its accounting or Tax principles, methods or policies, (ii) made any material Tax election or change or revoked any existing Tax election, (iii) settled, compromised or consented to any extension or waiver of the limitations period applicable to any Tax liability or refund, (iv) filed any amended Tax Return or claim for refund, (v) entered into any closing agreement affecting any Tax liability or refund or (vi) with respect to (i) through (v) of the above, taken any similar action relating to the filing of any Tax Return or the payment of any Tax;
(u)other than in compliance with the pre-existing requirements of any Employee Benefit Plan or as required by applicable Laws (i) accelerated the payment, funding or vesting of any compensation or benefit with respect to any Employee Benefit Plan, (ii) increased or decreased the compensation or benefits of any of its current or former directors, officers, employees, contractors or consultants, or (iii) adopted, amended, modified, terminated, or agreed to adopt, amend, modify or terminate any Employee Benefit Plan;
(v)promised, granted or announced any cash, equity-based compensation or equity-like awards, bonus, severance or termination pay, or increase or decrease in the compensation or benefits of any current or former exempt employees or independent contractors;
(w)other than in the Ordinary Course of Business or with respect to Actions instituted by the Acquired Companies as set forth on Section 5.10 of the Seller Disclosure Schedules, instituted or settled any Action or knowingly waived or released any rights or claims (A) with any Governmental Authority, (B) for amounts which, individually or in the aggregate, exceed $50,000 (net of any amounts covered under the Acquired Companies’ insurance policies, other than self-insurance), or (C) where the settlement, waiver, or release involves injunctive or equitable relief against either Acquired Company (other than any immaterial injunctive or equitable relief that is merely incidental to a primary obligation for monetary damages);
(x)(i) amended any Contract that would have otherwise been a Material Contract such that it is not a Material Contract or (ii) terminated any Contract that would have otherwise been a Material Contract;
(y)waived or released any non-competition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee, consultant, independent contractor, or other service provider; or
(z)authorized or entered into any binding agreement or commitment with respect to any of the foregoing.
Section 5.7Real Property.
(a)Section 5.7(a) of the Seller Disclosure Schedules sets forth a correct street address of all real property that is owned in fee by the Acquired Companies (the “Owned Real Property”). The applicable Acquired Company has good and marketable fee title in its Owned Real Property, free and clear of any Liens other than Permitted Liens. Seller has delivered to Buyer accurate and complete copies of (i) all deeds and other instruments (as recorded) by which the applicable Acquired Company acquired its respective interests in the Owned Real Property and (ii) all title reports, surveys, title policies, Liens and appraisals available to the Acquired Companies with respect to the Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. The Acquired Companies have not owned in fee any real property other than the Owned Real Property.

(b)Section 5.7(b) of the Seller Disclosure Schedules sets forth the street addresses of each parcel of real property leased by the Acquired Companies (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), the documents (including occupancy agreements, easements, licenses or rights-of-way or similar Contracts and all amendments, supplements and separate agreements related thereto) that comprise the Lease with respect to such Leased Real Property, whether such Leased Real Property is leased or subleased by the Acquired Companies, the landlord or sub-landlord under the Lease, the rental amount currently being paid, and the expiration of the term of such Lease or sublease for each leased or subleased property.
(c)The Acquired Companies have delivered to Buyer true, complete and correct copies (including any and all schedules, annexes, exhibits, supplements and amendments) of any Leases affecting the Real Property. Neither the Acquired Companies nor, to Seller’s Knowledge, any other party thereto are in breach of or default under, and to Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time, or both would constitute breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under any Lease. The Acquired Companies have not received any notice from, or given any notice to, any other party to a Lease alleging that the applicable Acquired Company or such other party, as the case may be, is in default under such Lease.
(d)The Acquired Companies have the exclusive right to possess, use, occupy and sublease, and have valid interests in and to, the Real Property.
(e)The Acquired Companies have legal access to all utilities, including electricity, sanitary and storm sewers, potable water, natural gas and other utilities, in each case, to the extent necessary for the operation of the Real Property as currently conducted on the Closing Date.
(f)To Seller’s Knowledge, there are no unregistered or unrecorded Liens, easements, restrictions, covenants, licenses or other matters affecting the Real Property.
(g)The Acquired Companies have not received written notice from a Governmental Authority that any building, structure, facility or improvement located on the Real Property (collectively, “Improvements”) that fails to comply with valid and current certificates of occupancy or similar permits or that any Improvement does not conform with any applicable Law and no portion of the Real Property is subject to any pending expropriation, condemnation or eminent domain legal proceeding or other Action by any Governmental Authority and, to Seller’s Knowledge, there is no threatened condemnation or eminent domain legal proceeding or other Action with respect thereto. To Seller’s Knowledge, as of the Closing Date, (A) there is no material defect in any Improvements, the structural elements thereof, the mechanical systems therein, the utility systems serving such premises or the roofs thereof, and (B) the Improvements are suitable and adequate for continued use in the manner in which they are presently being used.
(h)To Seller’s Knowledge, none of the Real Property or Improvements thereon contravenes or violates any building code, zoning by-law or other Laws applicable to the Real Property, or any administrative, occupational safety and health or other Law applicable to the Real Property (whether or not permitted on the basis of prior nonconforming use, waiver or variance), and, other than Permitted Liens, none of the Real Property serves any adjoining or other real property for any purpose or is subject to any restrictions relating to flood zoning or conservation authority limiting use of Real Property in any material respect, in each case, that would, individually or in the aggregate, reasonably be expected to be materially adverse to Seller. Seller has not received written notice that the Real Property or Improvements thereon contravenes or violates any building or zoning Laws applicable to the Real Property, or any administrative, occupational safety and health or other Law applicable to the Real Property, in each case, that would adversely impact the use or occupation of such Real Property in any material respect.
(i)The Real Property constitute all interests in real property currently possessed, used, occupied, operated, controlled or held in connection with the operation of the Business.
Section 5.8Title to Assets; Tangible Asset; Sufficiency of Assets.
(a)Except as set forth on Section 5.8(a) of the Seller Disclosure Schedules, the Acquired Companies have valid and marketable title to or valid and binding leasehold interest in, all of the properties and assets shown on the Most Recent Financial Statements or acquired after the date thereof or that are otherwise necessary or required for the ownership and operation of the Business as presently conducted or otherwise owned or used in the ownership and operation of the Business as presently conducted, free and clear of all Liens other than Permitted Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements.
(b)The Acquired Companies own or lease all equipment, parts and supplies, and other tangible assets reasonably necessary for the conduct of the Business as presently conducted (the “Personal Property”).
(c)As of the Closing Date: (i) all items of Personal Property necessary for the operation or conduct of the Business are in good operating condition for the uses to which they are being put, ordinary wear and tear excepted, and are adequate for the conduct of the Business in the manner in which it is currently being conducted; and (ii) there are no material defects relating to the foregoing assets. Section 5.8(c) of the Seller Disclosure Schedules contains a list of all equipment leases of the Acquired Companies or which are being conveyed by Seller which do not constitute Capital Lease Obligations.
(d)After giving effect to the Closing, the Acquired Companies will own or have the right to use all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable the Business to be conducted in the manner in which it is currently being conducted.
Section 5.9Subsidiaries. The Acquired Companies do not have nor has ever had any Subsidiaries (other than AWS being a Subsidiary of Intermediate). The Acquired Companies do not own, hold or have any right to acquire, directly or indirectly, any Ownership Interests of any Person or joint venture interests (other than Intermediate holding 100% of the Ownership Interest in AWS).
Section 5.10Litigation; Orders. Except as disclosed on Section 5.10 of the Seller Disclosure Schedules, (a) none of the Acquired Companies, Seller or their Affiliates (to the extent related to the Business) is subject to any outstanding Order with respect to the Business, (b) there are no, and for the last three years there have been no, Actions with respect to the Business, pending, or to Seller’s Knowledge, threatened against or by the Acquired Companies, Seller or Seller’s Affiliates (to the extent related to the Business), or affecting any of its or their assets, properties or business, and (c) to Seller’s Knowledge, there are no facts or circumstances which would reasonably be expected to result in or lead to the instigation of, any Action against or by the Acquired Companies, or affecting any of its assets, properties or business. Except as disclosed on Section 5.10 of the Seller Disclosure Schedules that have not yet settled, no claimant has made a claim against (y) the Acquired Companies or Seller in excess of $150,000 or (z) Seller’s Affiliates in excess of $150,000 to the extent such claim is related to the Business.
Section 5.11Intellectual Property.
(a)Section 5.11(a)(i) of the Seller Disclosure Schedules identifies each (i) patent and patent application, (ii) registered trademark, service mark, trademark application, and service mark application, (iii) registered copyright and copyright application, and (iv) domain name, owned by the Acquired Companies or used in connection with the Business by the Acquired Companies and identifies the owner of each such Intellectual Property and each license, sublicense, agreement, or other permission that the Acquired Companies have granted to any third party with respect to any Intellectual Property used in connection with the Business (together with any exceptions). The Acquired Companies have made available or delivered to Buyer true and complete copies of all such registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Section 5.11(a)(i) of the Seller Disclosure Schedules also identifies each material unregistered trademark, service mark, trade name, copyright, corporate name or computer software item (excluding off-the-shelf, shrinkwrap, clickwrap and other similar commercially available non-custom software) used in connection with the Business. Except as set forth on Section 5.11(a)(ii) of the Seller Disclosure Schedules, no item of Intellectual Property as set forth herein has been cancelled, abandoned or allowed to lapse by the Acquired Companies. The Intellectual Property listed on Section 5.11(a)(i) and Section 5.11(b)(i) of the Seller Disclosure Schedules comprises all Intellectual Property required for the continued conduct of the Business as now being conducted.
(b)Section 5.11(b)(i) of the Seller Disclosure Schedules identifies each item material of Intellectual Property (along with each license, sublicense, agreement, or permission that such Intellectual Property relates to) that any third party owns and that the Acquired Companies use in connection with the Business pursuant to license, sublicense, agreement, or permission (other than commercially available off-the-shelf software). Except as identified in Section 5.11(b)(ii) of the Seller Disclosure Schedules, all such licenses, sublicenses, agreements, and permissions (x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller or any of its Affiliates, or to Seller’s Knowledge by any other party thereto and (y) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Transactions.
(c)The Acquired Companies own or possess or have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission, all Intellectual Property necessary for the operation of the Business as presently conducted, free and clear of all Liens. Each item of Intellectual Property owned or used by the Acquired Companies in connection with the Business will be owned or available for use by an Acquired Company on identical terms and conditions immediately subsequent to the Closing. No employee of or service provider to the Acquired Companies has participated in the creation, modification or development of any material Intellectual Property which the Acquired Companies purport to own or that is used in the Business. No Person has asserted, and no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Intellectual Property owned by the Acquired Companies necessary for the conduct of the Business as it is currently conducted. The Acquired Companies have taken all reasonable steps to maintain and protect each item of Intellectual Property that it owns in connection with the Business and has taken reasonable precautions to protect the secrecy and confidentiality of the Confidential Information related to the Business including, without limitation, any trade secrets included in the Intellectual Property. To Seller’s Knowledge, there are, and have been, no unauthorized uses or disclosures of any such trade secrets.

(d)Except as set forth on Section 5.11(d)(i) of the Seller Disclosure Schedules, the Acquired Companies are not infringing, misappropriating, violating or otherwise coming into conflict with and have not interfered with, infringed upon, misappropriated, violated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Acquired Companies have not received written notice of any charge, complaint, claim, or demand alleging any such interference, infringement, misappropriation, or violation (including any claim that the an Acquired Company must license or refrain from using any Intellectual Property rights of any third party). To Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated, violated, or otherwise come into conflict with any Intellectual Property rights the Acquired Companies use in connection with the Business. Except as set forth on Section 5.11(d)(ii) of the Seller Disclosure Schedules, no Actions are pending or, to Seller’s Knowledge, threatened against the Acquired Companies in connection with the Business that challenge the validity, enforceability or ownership of any Intellectual Property rights the Acquired Companies use in connection with the Business.
(e)All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, owned, used, licensed, leased or controlled by and to the Acquired Companies in the conduct of the Business as currently conducted (collectively, “Business IT Systems”) (i) are sufficient to meet the immediate needs of the Acquired Companies, (ii) are in good working condition and have been properly maintained, stored, operated and processed by technically competent personnel in accordance with commercially reasonable standards to ensure proper operation, monitoring and use; (iii) include a sufficient number of license seats for any software of the Business IT Systems; and (iv) do not contain any harmful or malicious code. The Acquired Companies use commercially reasonable efforts to (x) protect the confidentiality, integrity and security of the Business IT Systems and all information stored or contained therein or transmitted thereby from any theft, corruption loss or unauthorized use, access, interruption, or modification by any Person including by implementing industry standard procedures preventing unauthorized access and (y) to provide for the security, continuity and integrity of the Business IT Systems such that all Business IT Systems are fully functional and operate and run in a reasonable and efficient business manner in all material respects.
(f)Section 5.11(f) of the Seller Disclosure Schedules contains a true, correct and complete list of all Social Media Accounts that are used, operated or maintained by or on behalf of the Acquired Companies. Section 5.11(f) of the Seller Disclosure Schedules also lists, for each such Social Media Account, any username(s), handle(s), and other identifiers registered or used by or for the Acquired Companies with respect to such Social Media Account (collectively, “Social Media Account Names”). All use of the Social Media Accounts by or on behalf of the Acquired Companies complies with, and has complied with, all material terms and conditions applicable to such Social Media Accounts. The Acquired Companies, and not any employee or contractor, control the Social Media Accounts and Social Media Account Names.
Section 5.12Employment and Labor Matters.
(a)Section 5.12(a)(i) of the Seller Disclosure Schedules sets forth a true and complete list of all employees of the Acquired Companies as of the Closing Date, specifying for each such individual the following information: (i) employee ID (in lieu of name); (ii) job title; (iii) employment status (full-time or part-time, as applicable); (iv) work location (i.e., city, state, country); (v) hire date; (vi) classification as exempt or non-exempt under the Fair Labor Standards Act and similar Laws; (vii) annual base salary or hourly rate (as applicable); (viii) actual annual incentive compensation paid for 2024; (ix) target incentive compensation for 2025, and (x) employing entity (collectively, the “Census”). There have been no material changes to the Census. Except as set forth in Section 5.12(a)(ii) of the Seller Disclosure Schedules, no

employee of the Acquired Companies is currently on any leave of absence (other than approved vacation or similar paid time off). No employee of the Acquired Companies works outside of or resides outside of the United States. Except as set forth in Section 5.12(a)(iii) of the Seller Disclosure Schedules, the employment of each employee of the Acquired Companies is terminable “at will” without any severance or other amounts being owed to such individual, other than wages owed in the Ordinary Course of Business for work performed prior to the date of such termination.
(b)Section 5.12(b)(i) of the Seller Disclosure Schedules contains a true and complete list of all individuals, if any, engaged to provide services to (or for or on behalf of) the Acquired Companies, or otherwise with respect to the Business as independent contractors, specifying for each such individual: (i) name (including the name of their applicable entity); (ii) work location (i.e., city, state, country); (iii) description of services provided; (iv) start date and anticipated end date; and (v) fee or rate of compensation. Except as set forth in Section 5.12(b)(ii) of the Seller Disclosure Schedules, the engagement of each such individual independent contractor is terminable upon 30 days or less advance notice and without further obligation by the Acquired Companies or Seller (as applicable), other than fees owed in the Ordinary Course of Business for services provided prior to the date of such termination.
(c)Except as set forth in Section 5.12(c) of the Seller Disclosure Schedules, each employee who has primarily performed services for or on behalf of the Business during the 12 months prior to the Closing Date (and continues to so perform as of the Closing Date) is employed by AWS. Neither Acquired Company employs any individual who does not primarily provide services for the Business. The employees listed in Section 5.12(a)(i) of the Seller Disclosure Schedules are sufficient in number and skill to operate the Business in substantially the same manner as it was operated prior to the Closing Date, except with respect to services to be provided through the Transition Services Agreement.
(d)The Acquired Companies has made available to Buyer a list of each temporary employee, leased employee, employee staffing agency worker or other contingent worker engaged by or performing services for the Acquired Companies or Seller (as applicable) with respect to the Business, along with the position, date of retention and, as of the Closing Date, rate of remuneration for each such worker. No individual independent contractor, leased employee, employee staffing agency worker, contingent worker, or other non-employee service provider has any employment, instatement, reinstatement, or similar rights with the Acquired Companies or Seller (as applicable) with respect to the Business.
(e)None of the Acquired Companies or Seller (as applicable) with respect to the Business is or has ever been a party to, bound by, or subject to any Labor Agreement, and no employee of the Acquired Companies or Seller (as applicable) with respect to the Business has ever been represented by a labor union, works council, or other labor organization or employee representative or other collective bargaining representative with respect to his or her employment. There are no, and for the past five years there have been no (i) actual, pending, or to Seller’s Knowledge, threatened requests for representation, union organizing activities, election activities, demands for recognition by a union, employee organization, or group of employees, nor any other unionization activities related to any current or former employee of the Acquired Companies or Seller (as applicable) with respect to the Business; or (ii) pending or, to Seller’s Knowledge, threatened work stoppages, picketing, work slowdowns due to labor disagreements, handbilling, lockouts, strikes, labor grievances or arbitrations, or other material labor disputes involving the Acquired Companies or Seller (as applicable) with respect to the Business. There are no, and for the past five years there have been no, representation proceedings or petitions seeking a representation proceeding pending or, to Seller’s Knowledge, threatened to be brought or filed, with any Governmental Authority. There is no, and for the past five years there has been no, unfair labor practice charge or complaint pending, unresolved or, to Seller’s

Knowledge, threatened against or affecting the Acquired Companies or Seller (as applicable) with respect to the Business before the National Labor Relations Board or similar Governmental Authority. Within the past 12 months, to Seller’s Knowledge, no event has occurred, and no circumstance presently exists, that is reasonably likely to result in any work stoppage or other labor dispute.
(f)Except as set forth on Section 5.12(f) of the Seller Disclosure Schedules, the Acquired Companies and Seller (as applicable) with respect to the Business are in compliance, and for the last five years, have complied, in all material respects with all Laws respecting labor, employment and employment practices, including all such Laws respecting terms and conditions of employment, hiring and employment practices, wage and hour (including the classification of independent contractors and exempt and non-exempt employees), labor relations, collective bargaining, employment standards, unemployment insurance and benefits, leaves of absence, vacation, paid time off and sick leave, discrimination, harassment, retaliation, whistleblowing, privacy, immigration (including the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder), disability rights or benefits, equal employment opportunity, plant closures and mass layoffs (including the WARN Act), restrictive covenants, pay transparency, employee trainings and notices, affirmative action, occupational health and safety, workers compensation, and the deduction and payment of applicable employee-related Taxes and other withholdings (collectively the “Employment Laws”), and none of the Acquired Companies or Seller (as applicable) with respect to the Business has received notice of any, and to Seller’s Knowledge there has been no, investigation, audit, charge, citation, penalty, assessment, or similar action by a Governmental Authority with respect to, any such Employment Laws.
(g)To Seller’s Knowledge, each employee listed on Section 5.12(a)(i) of the Seller Disclosure Schedules is authorized to work in the United States. The applicable Acquired Company has a properly completed Form I-9 for each such employee and each former employee, and neither Seller nor the Acquired Companies has knowledge that any such Form I-9 is not valid.
(h)Except as would not result in any material Losses for the Acquired Companies, (i) the Acquired Companies and Seller (as applicable) with respect to the Business have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, and any other compensation that have come due and payable to their current and former employees and other services providers under applicable Law, Contract or company policies; and (ii) each individual who has provided services to the Acquired Companies or Seller (as applicable) with respect to the Business and is or was classified and treated as a consultant, independent contractor, leased employee or non-employee has been properly classified and treated as such for all applicable purposes.
(i)In the past five years, none of the Acquired Companies or Seller (as applicable) with respect to the Business has effectuated any “plant closing” or a “mass layoff” (each, as defined under the WARN Act) or other event triggering any WARN Act obligations, in each case, affecting any site of employment or one or more facilities or operating units within a site of employment, and no such action is currently contemplated, planned, or announced.
(j)To Seller’s Knowledge, no current or former employee or consultant or independent contractor of the Acquired Companies or Seller (as applicable) with respect to the Business is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, non-solicitation agreement, non-competition agreement or other restrictive agreement, common law non-disclosure obligation, fiduciary duty or other restrictive covenant obligation owed to: (x) the Acquired Companies or Seller; or (y) any third party with respect to such person’s right to be employed or engaged by the Acquired Companies.
(k)No exempt employee of the Acquired Companies has provided notice to the either Acquired Company that he or she intends to resign or retire as a result of the Transactions or otherwise within six months after the Closing Date. The Transactions are not reasonably likely to result in any circumstances that would entitle an employee of the Acquired Companies to terminate his or her employment or engagement with the Acquired Companies for “good reason” (or a like term) under any employment Contract.
(l)Each of the Acquired Companies, Seller and its Affiliates with respect to the Business (as applicable) has reasonably investigated all harassment, misconduct, sexual misconduct, discrimination, retaliation, or material policy violation allegations against any officer, director, partner, employee, contractor, or agent of the Acquired Companies or the Business that has been reported or of which they are otherwise aware. With respect to each such allegation (except those deemed to not have merit), the Acquired Companies or Seller (as applicable) have taken prompt corrective action reasonably calculated to prevent further improper action. Neither the Acquired Companies nor Seller reasonably expects any material Liability to result from any such allegation, and to Seller’s Knowledge, there are no allegations of harassment, misconduct, sexual misconduct, discrimination or retaliation that would indicate a breach of fiduciary duty or that, if known to the public, would bring the either Acquired Company into material disrepute. In the last five years, none of the Acquired Companies nor Seller (as applicable) has entered into any settlement or similar agreement related to allegations of harassment, misconduct, sexual misconduct, discrimination, or retaliation.
Section 5.13Compliance with Laws. Except as set forth on Section 5.13 of the Seller Disclosure Schedules, each Acquired Company and Seller (as applicable) are, and for the last five years have been, in compliance in all material respects with all applicable Laws (including anti-trust Laws). No written or, to Seller’s Knowledge, oral, notice has been received by the Acquired Companies or Seller alleging a violation of or Liability or potential responsibility under any such Law, which is pending or remains unresolved. To Seller’s Knowledge, no fact or condition exists that, with notice or lapse of time or both, would constitute a default under any Order.
Section 5.14Material Contracts.
(a)Except as set forth on Section 5.23 of the Seller Disclosure Schedules, Section 5.14 of the Seller Disclosure Schedules contains a list of the following Contracts to which either Acquired Company is a party or by which either Acquired Company is otherwise bound (collectively, the “Material Contracts” and each a “Material Contract”):
(i)each Contract under which either Acquired Company receives payments in excess of $500,000 in the aggregate per annum;
(ii)each Contract with a Top Customer or a Top Supplier;
(iii)each Contract requiring expenditures by either Acquired Company after the Closing Date in the aggregate amount of at least $100,000 per annum;
(iv)each Contract relating to the licensing of or granting of any rights or covenants with respect to Intellectual Property by either Acquired Company to a third party or by a third party to either Acquired Company (excluding Contracts for generally commercially available off-the-shelf software not incorporated into any products or services of either Acquired Company and costing less than $25,000 in the aggregate);

(v)each Contract relating to Indebtedness of either Acquired Company and each Contract which mortgages, pledges or otherwise places a Lien on either Acquired Company’s assets, other than Liens what will be terminated in connection with or prior to Closing;
(vi)each Contract relating to the Real Property including, but not limited to, the Leases;
(vii)each Contract pursuant to which either Acquired Company is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person;
(viii)any Contract for the employment of any executive officer, director or employee of any Acquired Company (A) with annual compensation in excess of $150,000, (B) that requires notice of termination or is not terminable at will, or (C) that provides for any severance or termination payment;
(ix)any Contract for the services of any independent contractor or consultant of any Acquired Company with terms of compensation in excess of $100,000;
(x)(A) any Contract containing covenants restricting or limiting in any respect the ability of either Acquired Company to compete in any line of business, or with any Person or in any geographic area or during any period of time (including, without limitation, any Contract containing a non-competition or non-solicitation provision), and (B) any Contract granting any Person “most favored nations” status, providing for “exclusivity,” preferred treatment or any similar requirement under which either Acquired Company is restricted with respect to sales, distribution, licensing, marketing or development;
(xi)each Contract with a Governmental Authority;
(xii)each Contract between either Acquired Company, on the one hand, and an Affiliate of such Acquired Company, on the other hand;
(xiii)each Contract which guarantees the performance or Liabilities of any other Person;
(xiv)each Contract which is a guaranty, performance, bid or completion bond, surety or appeal bond, standby letter of credit, return of money bond, or surety or indemnification agreement;
(xv)each Contract that is a collective bargaining agreement or other Contract with any union, works council, or other labor organization or employee representative, including any memorandum of understanding, side letter agreement or other Contract (each a “Labor Agreement”);
(xvi)each Contract which is a swap, option, hedge, future or similar instrument;
(xvii)each Contract which grants either Acquired Company an equity interest in any partnership or joint venture, including any agreement or commitment to make a loan or contribution to any joint venture or partnership;
(xviii)each Contract that contains a change of control provision;

(xix)each Contract under which either Acquired Company is obligated to incur any change of control payments pursuant to an Employee Benefit Plan;
(xx)each Contract that relates to the settlement or compromise of any Action pursuant to which either Acquired Company is obligated to (A) provide payment or payments after the Closing Date in excess of $200,000 or (B) satisfy any material non-monetary obligations; and
(xxi)each Contract, the breach or termination of which by any party thereto would, individually or in the aggregate, would be material to either Acquired Company.
(b)Seller has made available true, correct and complete copies of each Material Contract (as amended to date). The Material Contracts are duly and validly executed, in full force and effect in the form provided and are valid and enforceable in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies. None of Seller or the Acquired Companies is and, to Seller’s Knowledge, no other party to any Material Contract is in material breach or violation of, or default under, or has repudiated any material provision of, any Material Contract and to Seller’s Knowledge, no event has occurred which with the pasage of time or the giving of notice or both would result in a material breach or default under any Material Contract. Neither Seller nor either of the Acquired Companies has received a notice of non-renewal with respect to any Material Contract. Neither Seller nor either of the Acquired Companies has proposed, nor to Seller’s Knowledge, no other party to any Material Contract has proposed, any termination to any Material Contract or any amendment or waiver to any Material Contract that would be adverse to the Acquired Companies. The Acquired Companies, to Seller’s Knowledge, have the benefit of each Material Contract under which any other party thereto has any outstanding obligation thereunder and, subject to limitations as to enforceability which migth result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to the limitations on availability of equitable remedies, shall be entitled to enforce each such Material Contract immediately following the Closing in accordance with and subject to the terms and conditions set forth in such Material Contract. Seller is not a party to any Contract that relates to the Business.
Section 5.15Licenses, Approvals, Other Authorizations. Section 5.15 of the Seller Disclosure Schedules contains a list of all Licenses used by the Acquired Companies in the conduct of the Business. The Acquired Companies possess or have been granted, all Licenses necessary to own, operate, and conduct the Business and occupy the Real Property. All such Licenses are in full force and effect and will remain so immediately following the Closing. The Acquired Companies are in compliance with the terms and conditions of such Licenses. The execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of the Transactions will not result in the revocation, suspension, limitation or adverse modification of any such Licenses. To Seller’s Knowledge, there are no conditions that would reasonably be expected to result in material modification, suspension, termination or revocation of any such Licenses.
Section 5.16Environmental Matters.
(a)Except as disclosed in Section 5.16(a) of the Seller Disclosure Schedules, there are no pending or, to Seller’s Knowledge, threatened Third-Party Environmental Claims or Regulatory Actions, against either Acquired Company and to Seller’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to give rise to a Third-Party Environmental Claim or Regulatory Action against either Acquired Company.

(b)Except as disclosed in Section 5.16(b) of the Seller Disclosure Schedules, the Acquired Companies are and have been for the three years prior to the Closing Date in compliance in all material respects with all applicable Environmental Laws. Without limiting the generality of the foregoing, the Acquired Companies hold, and are in compliance with, all Licenses required pursuant to Environmental Law for the operation of the Business as it is currently conducted and to occupy the Real Property, true, correct and complete copies of which have been delivered to Buyer. All such Licenses are valid and in full force and effect. To Seller’s Knowledge, there are no conditions that would reasonably be expected to result in material modification, suspension, termination or revocation of any such Licenses.
(c)Except as set forth on Section 5.16(c)(i) of the Seller Disclosure Schedules, there has been no reportable Release of Hazardous Materials at, on, under, or to the Real Property that has not been remediated or cured, and, to Seller’s Knowledge, except as set forth on Section 5.16(c)(ii) of the Seller Disclosure Schedules, there are no Hazardous Materials present at, in, on, or under the Real Property. Any ongoing remediation projects are set forth on Section 5.16(c)(iii) of the Seller Disclosure Schedules.
(d)Except as set forth on Section 5.16(d) of the Seller Disclosure Schedules, the Acquired Companies have not received any written notices, claims, demands, or citations for the three years prior to the Closing Date alleging a violation of, non-compliance with or Liability under applicable Environmental Laws that has not been cured, including any Liabilities of the Acquired Companies associated with the Release, remediation, or cleanup of any Hazardous Materials, and to Seller’s Knowledge, there are no circumstances currently existing that would reasonably be expected to result in such a notice, claim, demand or citation.
(e)The Acquired Companies have not received written notice of, nor to Seller’s Knowledge does there exist, an environmental condition at any third party off-site location or locations to which either Acquired Company transported or arranged for the transportation of Hazardous Materials which condition would reasonably be expected to give rise to a Third-Party Environmental Claim against either Acquired Company.
(f)To Seller’s Knowledge, there are no existing environmental conditions, activities, practices, incidents, actions, omissions or plans that could reasonably be expected to give rise to any affirmative obligation on the part of the Acquired Companies to investigate or remediate any environmental condition pursuant to any Environmental Law, except for obligations that would not reasonably be expected to give rise to a Third-Party Environmental Claim against either Acquired Company.
(g)The Acquired Companies have not produced, manufactured, sold or otherwise placed in commerce any product containing (i) asbestos or asbestos containing material, (ii) per- and polyfluoroalkyl substances, or (iii) polychlorinated biphenyls.
(h)There are no underground or above-ground storage tanks located at, on, or under any Real Property.
(i)Neither Seller nor either Acquired Company has expressly assumed, undertaken or provided an indemnity with respect to any material or potentially material Liability, including investigatory, remedial or corrective obligation, of any other person relating to Environmental Law.
(j)The Acquired Companies have made available to Buyer all environmental, health, or safety assessments, audits, investigations, and sampling or similar reports, prepared within the last three years, in either Acquired Company’s custody or control relating to actual or potential conditions of contamination concerning the Real Property or noncompliance with Environmental Laws.
Section 5.17Taxes. Other than as set forth on Section 5.17 of the Seller Disclosure Schedules:
(a)The Acquired Companies have duly filed all material Tax Returns required to be filed by the Acquired Companies. All such Tax Returns are true, correct and complete, and all Taxes (whether or not shown on any Tax Return) required to have been paid by the Acquired Companies have been paid in full.
(b)There is no Action or unresolved claim for assessment or collection, pending or, to Seller’s Knowledge, threatened, by, or present dispute with, the United States or any other Taxing Authority for assessment or collection from the Acquired Companies of any material Taxes of any nature.
(c)No issue has been raised by any Taxing Authority in connection with an audit or examination of any Tax Return of either Acquired Company which, if raised with regard to any other Tax Return not so audited or examined, would reasonably be expected to result in a proposed deficiency with respect to the period covered by such other Tax Return.
(d)All material Taxes that the Acquired Companies have been required to collect or withhold for, including, but not limited to, any employee, independent contractor, creditor, or other party, have been duly withheld or collected and, to the extent required, have been timely paid to the proper Taxing Authority. The Acquired Companies have not received any reports or other written assertions by agents of any Taxing Authority of any deficiencies or other Liabilities for Taxes with respect to taxable periods for which the limitations period has not run. The Acquired Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)Seller (or its regarded owner) is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
(f)The Acquired Companies have not been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension made by any Taxing Authority is currently pending.
(g)There are no Liens for Taxes upon the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax, except Permitted Liens.
(h)No claim that remains outstanding has been made by any Taxing Authority in a jurisdiction where an Acquired Company does not file a Tax Return that such entity is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.
(i)The Acquired Companies will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax Laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period where such change in accounting is initiated by the Acquired Companies prior to Closing or pursuant to the provisions of any agreement entered into by the Acquired Companies with any Taxing Authority prior to the Closing with regard to the Tax liability of the Acquired Companies for any Pre-Closing Tax Period.

(j)AWS has been at all times since the date of its formation properly classified as an entity disregarded as separate from its regarded owner and is currently classified as an entity disregarded as separate from Seller, for U.S. federal income Tax purposes. Intermediate has been at all times since the date of its acquisition by Seller properly classified as an entity disregarded as separate from Seller and is currently classified as an entity disregarded as separate from Seller, for U.S. federal income Tax purposes.
(k)The Acquired Companies have not, at any time, engaged in a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations.
(l)The Acquired Companies (i) have not been a member of an affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return or (ii) have no liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise.
(m)The Acquired Companies will not be required to include any item of income or gain in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in a method of accounting for a taxable period ending on or prior to the Closing, (ii) use prior to the Closing of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Tax Law) entered into prior to the Closing, (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law relating to a transaction occurring prior to the Closing), (v) installment sale as provided under Section 453 of the Code (or under any comparable foreign, state or local Tax provision) or open transaction made on or prior to the Closing Date, or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.
(n)The Acquired Companies are not subject to nor have ever applied for or requested any private letter ruling or other ruling from the IRS or other Taxing Authorities.
(o)The Acquired Companies have properly collected and remitted all required sales, use, value added and similar Taxes with respect to sales made or services provided to its customers and has properly received and retained any required Tax exemption certificates or other required documentation for any such sales made or services provided that qualify as exempt from sales or similar Taxes and for which it did not charge or remit sales, use, value added or similar Taxes.
(p)    There is no material property or obligation of the Acquired Companies, including but not limited to uncashed checks to vendors, customers or employees or other service providers, non-refunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment or unclaimed property Laws, as of the Closing Date or that would reasonably be expected at any time after the Closing Date to become escheatable to any state or municipality under any applicable Laws.
(p)The Acquired Companies are not and have never been a party to any Tax allocation, Tax sharing or similar agreement or arrangement (excluding, for this purpose, any agreement entered into in the ordinary course of business that is primarily not related to Taxes, such as leases, licenses or credit agreements).

(q)The Acquired Companies have not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax in a country other than the United States.
Section 5.18Accounts Receivable. All accounts receivable of the Acquired Companies that are reflected on the Financial Statements or coming into existence since the date of the Most Recent Balance Sheet (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Most Recent Balance Sheet (which reserves (i) are adequate and calculated consistent with past practice and GAAP, (ii) in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Most Recent Balance Sheet and (iii) will not represent an adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Section 5.18 of the Seller Disclosure Schedules contains a complete and accurate list of all Accounts Receivable as of the date of the Most Recent Balance Sheet, which list also sets forth the aging of such Accounts Receivable.
Section 5.19Insurance. Section 5.19(i) of the Seller Disclosure Schedules sets forth a true and complete list of all insurance policies and bonds and self-insurance arrangements currently in force that are maintained by, or at the expense or for the benefit of the Acquired Companies, or cover or purport to cover risks or Losses to or associated with the Business, operations, premises, properties, assets, employees, agents, directors or managers of the Acquired Companies (collectively, the “Insurance Policies”). To Seller’s Knowledge, all of the Insurance Policies are legal, valid, binding and enforceable and in full force and effect. Section 5.19(ii) of the Seller Disclosure Schedules identifies all claims currently outstanding under any of the Insurance Policies. The Acquired Companies are not in breach of or default under any of the Insurance Policies. The Acquired Companies have not received any oral or written notice with respect to any actual or possible (a) cancellation or invalidation of any of the Insurance Policies, (b) refusal of coverage, reservation of rights or rejection of any covered claim, under any of the Insurance Policies, or (c) adjustment in the premiums payable with respect to any of the Insurance Policies. The Acquired Companies have not received any oral or written notice that any issuer of any Insurance Policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated or any oral or written notice that such Insurance Policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. With respect to each Insurance Policy, the Acquired Companies have no Liability in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability, nor would there be any such Liability if such Insurance Policy was terminated at or after the Closing. Except as set forth in Section 5.19(iii) of the Seller Disclosure Schedules, there are no written requirements or recommendations of any insurer of the assets of the Acquired Companies with respect to any repair or modification to or any improvements of any material portion of the assets of the Acquired Companies.
Section 5.20Customers and Suppliers. Section 5.20(i) of the Seller Disclosure Schedules lists the top 10 customers of the Acquired Companies (each a “Top Customer”) for the most recent fiscal year and the first nine months of 2025 and sets forth opposite the name of each such customer the dollar amount and percentage of net sales of the Acquired Companies attributable to such customer. Section 5.20(ii) of the Seller Disclosure Schedules lists the top 10 largest suppliers (each a “Top Supplier”) to the Acquired Companies for the most recent fiscal year and first nine months of 2025 (based upon dollar amount of purchases by the Acquired

Companies) and sets forth opposite the name of each such supplier the dollar amount of purchases attributable to such supplier. No supplier has indicated to the Acquired Companies that it will stop, or decrease the rate of, supplying materials, products or services to the Acquired Companies and no customer has indicated to the Acquired Companies that it will stop, or decrease the rate of, purchasing materials, products or services from the Acquired Companies or require a material decrease in price in order to continue purchasing materials, products or services from the Acquired Companies. No Top Customer or Top Supplier has terminated (whether in writing or, to Seller’s Knowledge, orally) any Contract or its relationship with the Acquired Companies. No Top Customer or Top Supplier has received a material reduction or change in the pricing (inconsistent with reductions resulting from market conditions) or other terms of its relationship with the Acquired Companies. Neither Seller nor either Acquired Company has had any material dispute with any such Top Customer or Top Supplier from either Seller or the Acquired Companies, or such Top Customer or Top Supplier, providing any detail with respect to such dispute.
Section 5.21Brokers, Finders, Etc.. The Acquired Companies have not entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which may or could result in the obligation of the Acquired Companies to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Ancillary Agreement to which either Acquired Company is or will be a party or the consummation of the Transactions.
Section 5.22Employee Benefits.
(a)Section 5.22(a) of the Seller Disclosure Schedules sets forth a true and complete list of each plan, fund, program, agreement or arrangement providing for compensation or benefits, including (i) each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each (ii) profit-sharing, savings and thrift, retirement (whether qualified or non-qualified), fringe benefit, incentive, stock option, stock purchase, restricted stock, equity or equity-based incentive, profits interest, bonus, deferred compensation, commission, supplemental retirement, unemployment benefit, employment, consulting, termination, severance pay, vacation, sick leave, sick pay, and medical and life insurance plan, death benefit, employee welfare benefit plans, and other similar program, arrangement, commitment, plan, policy and/or practice, in each case, whether or not reduced to writing, and whether funded or unfunded, that is sponsored, maintained or contributed to, or required to be maintained, sponsored or contributed to, by the Acquired Companies or any ERISA Affiliate for the benefit of any current or former employee, director, independent contractor or consultant of the Acquired Companies or any spouse or dependent of any such individual, or with respect to which the Acquired Companies have or may have any Liability (fixed, contingent or otherwise), including as an ERISA Affiliate (collectively, “Employee Benefit Plans”).
(b)With respect to each Employee Benefit Plan, the Acquired Companies have made available or delivered to Buyer current, true and complete copies of all documents governing each Employee Benefit Plan, including, without limitation (where applicable): (i) the plan document as in effect on the Closing Date, together with all amendments thereto (and in the case of any Employee Benefit Plan not reduced to writing, a written description of all material provisions thereof); (ii) the current summary plan description or prospectus and summary of material modifications; (iii) all trust agreements, insurance Contracts and other documents establishing any funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent determination, advisory or opinion letter from the IRS; (v) the annual report on IRS Form 5500-series (including all schedules, financial statements and attachments) for the three most recently completed plan years; (vi) all non-ordinary course documents and correspondence relating thereto received from or provided to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority for the past three years, (vii) all coverage, nondiscrimination, and top-heavy testing reports for the last three plan years; (viii) all current administrative and other service Contracts and amendments thereto with third party services providers; and (ix) all current employee handbooks, manuals and policies.
(c)None of the Employee Benefits Plans are maintained by a professional employer organization or any similar organization and neither Acquired Company is not a party to any Contract with a professional employer organization or similar organization.
(d)There is no pending or, to Seller’s Knowledge, threatened Action against or with respect to any Employee Benefit Plan or the assets thereof (other than routine claims for benefits and appeals of denied routine claims) and, to Seller’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such Action. No Employee Benefit Plan or any fiduciary thereof has been the subject of an audit, investigation or examination by any Governmental Authority.
(e)Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a received a favorable determination letter from the IRS (or is comprised of a master or prototype plan or pre-approved plan that has received a favorable opinion letter from the IRS) that it is so qualified, and no event has occurred and no conditions or circumstances exist that would reasonably be expected to result in the revocation of any such determination letter or opinion letter or that could adversely affect the qualified status. Each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt and no fact or event has occurred that would reasonably be expected adversely to affect the exempt status of any such trust.
(f)Each Employee Benefit Plan (including any related trust) has been adopted, maintained, funded, administered and operated at all times in compliance with its terms and all applicable Laws, including ERISA and the Code. No “prohibited transaction” (as defined in Sections 406 or 407 of ERISA or Section 4975 of the Code) or any other transaction has occurred with respect to any Employee Benefit Plan that would be reasonably likely to subject the Acquired Companies to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.
(g) Each Employee Benefit Plan that constitutes in any part, a nonqualified deferred compensation plan (within the meaning of and subject to Section 409A of the Code) is, and at all relevant times has been, established, maintained, operated and administered in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, such that no Taxes or interest is due and owing in respect of such Employee Benefit Plan failing to be in compliance therewith, and no condition exists with respect to any Employee Benefit Plan that could reasonably be expected to subject the Acquired Companies to any material Tax, fine, Lien or other Liability imposed by ERISA, the Code or other applicable Laws as a result of violation of any of the foregoing Laws. The Acquired Companies do not have an obligation or commitment to gross-up, indemnify, reimburse or make an additional payment to any individual by reason of any Tax, including under Sections 4999 or 409A of the Code. The consummation of the Transactions will not result in a violation of Section 409A of the Code.
(h)All required reports and descriptions (including Form 5500 annual reports, Form 1094-C and 1095-C, summaries of benefits and coverage, summary annual reports, and summary plan descriptions) have been timely filed and distributed in all material respects in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan.
(i)No Employee Benefit Plan is: (i) an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section

3(37) or 4001(a)(3) of ERISA); (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (iv) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code, or (v) a “funded welfare plan” within the meaning of Section 419 of the Code. Neither of the Acquired Companies nor any ERISA Affiliate has maintained, sponsored or contributed to, or has been obligated to contribute to, or has had any Liability (fixed, contingent or otherwise, including as an ERISA Affiliate) with respect to any employee benefit plan (as defined in Section 3(3) ERISA) which is subject to Title IV of ERISA or Section 412 of the Code or to any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA. Neither of the Acquired Companies nor any ERISA Affiliate has ever been required to contribute to, or had any Liability with respect to, any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, or any “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
(j)Neither of the Acquired Companies nor any ERISA Affiliate sponsors, maintains, or has any Liability (fixed, contingent or otherwise) to provide health, dental, disability, life, or other welfare benefits, or similar coverage to any current or former employee, officer, director or individual independent contractor (including any dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state laws for which the covered individual(s) pays the full premiums other than as required by applicable Law.
(k)Full payment has been timely made of all amounts which the Acquired Companies are required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which an Acquired Company is a party, to have paid as contributions, distributions, reimbursements, premiums and payments (including all employer contributions, employee salary reduction contributions, and premium payments), and such contributions, distributions, reimbursements, premiums and payments have been timely deposited into the appropriate trusts or accounts or, to the extent not yet due, properly accrued for on the books and records of the Acquired Companies in accordance with GAAP. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no event has occurred, and to Seller’s Knowledge, no condition or circumstance exists that could give rise to any such challenge or disallowance.
(l)The Acquired Companies do not maintain an Employee Benefit Plan that is (i) a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been established, administered and operated in all material respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or (ii) a “group health plan” (as defined in 45 Code of Federal Regulations Section 160.103) that has not been established, administered and operated in all material respects in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, and the Acquired Companies are not subject to any Liability, including additional contributions, fines, Taxes, penalties or loss of Tax deduction, as a result of such administration and operation. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements. Each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) (each, a “Company Health Plan”) is, to the extent applicable, currently, and at all relevant times has complied, and is in compliance, with the Patient Protection and Affordable

Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 and all regulatory and other guidance promulgated thereunder (collectively, the “Affordable Care Act”). No event has occurred, and no condition or circumstance exists, that, to Seller’s Knowledge, could reasonably be expected to subject the Acquired Companies or the Company Health Plan to penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.
(m)Except as set forth on Section 5.22(m) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the approval or the consummation of the Transactions (either alone or in connection with any other event), could (i) result in any payment becoming due to any current or former employee, manager, director, independent contractor or consultant of the Acquired Companies, including any bonus, retention, severance or change of control payment, (ii) materially increase any payments or benefits payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Employee Benefit Plan, (iv) limit or restrict the ability to merge, amend or terminate any Employee Benefit Plan, in each case, as a result of the execution of this Agreement or (v) result in the imposition of a Tax pursuant to Section 4999 of the Code on any Person or result in the payment of any amount or benefit (whether in cash, property, the vesting of property or otherwise) that could, individually or in combination with any other such payment, constitute an “excess parachute payments” within the meaning of Section 280G(b) of the Code. The Acquired Companies have no Liability for a “gross-up,” reimbursement, or other payment to any Person with respect to any Taxes, including to any “disqualified individual” within the meaning of Section 280G(c) of the Code or with respect to any Taxes imposed by Section 409A of the Code.
(n)No Employee Benefit Plan is subject to the laws of any jurisdiction outside of the United States or covers any current or former employee, manager, director, independent contractor or consultant of the Acquired Companies (or any spouse or dependent of any such individual) residing or working outside the United States.
(o)For the purposes of this Section 5.22, the Acquired Companies shall include all trades or businesses under common control with either Acquired Company within the meaning of Section 414 of the Code.
Section 5.23Affiliate Transactions. Except for (a) advances to employees of either Acquired Company for expenses incurred in the Ordinary Course of Business in the three year period prior to the Closing Date, (b) any benefits under any Employee Benefit Plan, and (c) those Contracts disclosed on Section 5.23 of the Seller Disclosure Schedules, neither Seller nor any shareholder, member, manager, officer, director or Affiliate of Seller or the Acquired Companies: (i) is a party to or has any beneficial interest in, directly or indirectly, any Contract, commitment or transaction with either Acquired Company or their Affiliates; (ii) has any interest (other than ownership of five percent or less of any class of securities of a company whose securities are registered under the Exchange Act) in any Person which is a client, supplier, customer, lessor, lessee or competitor of the Acquired Companies; (iii) has any interest in any property, tangible or intangible, used in the operation of the Business as currently operated; or (iv) provides, causes to be provided or has provided within the last 12 months any assets, services or facilities to or from (as the case may be) the Acquired Companies or Seller (each such transaction, an “Affiliate Transaction”). Except as set forth on Section 5.23 of the Seller Disclosure Schedules, each Affiliate Transaction is on terms and conditions that are no less favorable to the applicable Acquired Company (or its Affiliate, as applicable) than those that would have been obtained in a comparable arm’s-length transaction by such Acquired Company (or its Affiliate, as applicable) with a bona fide third party.
Section 5.24Warranty.

(a)The Acquired Companies have not provided any express warranties (oral or written) with respect to any products currently or formerly sold, distributed, provided, shipped or licensed, or any services rendered or provided, by the Acquired Companies, beyond those set forth in the standard conditions of sale or service, except to the extent such warranty has or will have expired prior to Closing. The Acquired Companies do not manufacture any products.
(b)The products licensed, sold, leased and delivered and the services provided by the Acquired Companies conform in all material respects with any Contract commitment or other arrangement and all express and implied warranties related thereto. The Acquired Companies do not have any Liability for replacement or repair thereof (including services) or other damages in connection therewith, individually or in the aggregate, in excess of $150,000 of the amount (if any) reserved against and reflected on the Most Recent Balance Sheet.
(c)To Seller’s Knowledge, there are no material defects in the design or manufacture of the Acquired Companies’ products or the provision of services that likely will give rise to warranty claims under the warranties given by Acquired Companies to customers or to claims of defect in the design or manufacture of the Acquired Companies’ products. The Acquired Companies have not received any notice of a claim against either Acquired Company alleging a material design or manufacturing defect in any of its products or services provided, excluding any and all requests for product returns in the Ordinary Course of Business consistent with past experience of the Acquired Companies. The Acquired Companies have not recalled, withdrawn or suspended any of their products.
Section 5.25Inventory. Except as set forth on Section 5.25 of the Seller Disclosure Schedules, all items of inventory of the Acquired Companies (including raw materials, supplies, work-in-process, finished goods and other materials), whether or not shown on the Most Recent Balance Sheet, (a) are in good, merchantable and useable condition, and (b) are, in the case of finished goods, of a quality and quantity saleable in the Ordinary Course of Business and, in the case of all other inventory, are of a quality and quantity useable in the Ordinary Course of Business. All such inventory is owned by the Acquired Companies free and clear of all Liens other than Permitted Liens and no inventory is held on a consignment basis. The inventory obsolescence policies of the Acquired Companies are appropriate for the nature of the products sold and the marketing methods used by the Acquired Companies, and the reserve for inventory obsolescence contained in the Most Recent Balance Sheet fairly reflects in all material respects the amount of obsolete inventory as of the Most Recent Fiscal Month End.
Section 5.26Privacy and Security. The Acquired Companies maintain policies, procedures and rules regarding data privacy, protection and security that are in material compliance with all Data Security Requirements. The Acquired Companies and the conduct of the Business by the Acquired Companies are in compliance with, and at all times during the prior three years, have been in material compliance with, all Data Security Requirements.
Section 5.27Bank Accounts. Section 5.27 of the Seller Disclosure Schedules sets forth a true, complete and correct list of all deposit, demand, time, savings, passbook, security or similar accounts that the Acquired Companies maintains with any bank or financial institution.
Article VI
CERTAIN COVENANTS AND AGREEMENTS
Section 6.1Restrictive Covenants. As partial consideration for payment of the Total Consideration and as an inducement for Buyer to enter into this Agreement, Seller agrees to the following covenants:
(a)Noncompetition.
(i)During the Noncompete Period, Seller agrees that Seller shall not, and shall not permit any of its Affiliates to, in any manner, directly or indirectly or by assisting or encouraging others, (A) compete with, or otherwise engage or assist in, or prepare to compete with or engage or assist in, or make new investment in, any Competing Business, or (B) own, operate, lease, manage, engage in, have an equity or profit interest in, invest in, lend to, own any debt or equity security or interest of, permit its name to be used by, alone or as a partner, joint venturer, independent contractor or other Representative of, or lender to, render services to (including of an executive, marketing, manufacturing, operational, research and development, administrative, financial or other consulting nature) any Person or business that is engaged, directly or indirectly, in any Competing Business.
(ii)Without limiting the generality of the foregoing restrictions, Seller hereby further agrees that, during the Noncompete Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, alone or as a partner, joint venturer, independent contractor or other Representative of, or lender to, any Person or business, (A) create or maintain any business relationship with any customer or supplier of the Acquired Companies, or otherwise solicit any Person who, as of the Closing Date, is a customer or supplier of the Acquired Companies for the benefit or in furtherance of any Competing Business, (B) request, advise or induce any customer or supplier of the Acquired Companies to withdraw, curtail or cancel, or engage in any other activity that could interfere with or adversely affect, the relationship such Person has with the Acquired Companies, Buyer or any of Buyer’s Affiliates, or (C) take any action that is designed or intended to have the effect of discouraging or interfering with any Person who, as of the Closing Date, is a lessor, licensor, customer, supplier or other business associate of the Acquired Companies from maintaining business relationships that are at least as favorable with the Acquired Companies, Buyer or Buyer’s Affiliates, as applicable, after the Closing as it maintained with such Person prior to the Closing Date.
Notwithstanding the foregoing, (y) the passive ownership of three percent or less of any class of securities of a Person whose securities are listed on a recognized securities exchange that engages in a Competing Business and (z) continued ownership of any Person that engages in a Competing Business that is owned by any upstream Affiliate of Seller on the Closing Date, shall not be a violation of this Section 6.1.
(b)Non-solicitation. During the Noncompete Period, Seller hereby agrees that Seller shall not, and shall not permit any of its Affiliates to, in any manner, directly or indirectly or by assisting others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, on their behalf or on behalf of any other Person, any employee or independent contractor of the Acquired Companies as of the Closing Date or any individual that was an employee or independent contractor of the Acquired Companies within the two-year period prior to the Closing Date; provided, that (i) such solicitation (as opposed to hire) restrictions shall not prohibit any solicitation by way of general advertising, including general solicitations in newspapers or other publications or on internet sites that are not directed toward or focused on employees or independent contractors (or such former employees or independent contractors) of the Acquired Companies or any of its Affiliates, and (ii) such solicitation restrictions shall not prohibit any solicitation of any former employee of the Acquired Companies who has not been in service to the Acquired Companies for a period of at least one year prior to the date of such solicitation.
(c)Severability; Blue Penciling. If a judicial or arbitral determination is made that any of the provisions of this Section 6.1 constitutes an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this Section 6.1 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to it. In this regard, the Parties hereby agree that any judicial authority or arbitral authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 6.1 and to apply the provisions of this Section 6.1 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. The time period during which the prohibitions set forth in this Section 6.1 shall apply shall be tolled and extended for a period equal to the aggregate time during which Seller or any of its Affiliates or Representatives violate such prohibitions in any respect. If any court determines that any provision of this Section 6.1 is unenforceable as to Seller because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, as to Seller and, in its reduced form, such provision shall then be enforceable. The covenants contained in this Section 6.1 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(d)Reasonable Restraint. Seller acknowledges and agrees that it will receive significant consideration and benefits in connection with the consummation of the Transactions and that the consideration and benefits received by Seller pursuant to this Agreement constitutes good, valuable, adequate and sufficient consideration for the covenants of Seller under this Section 6.1. Seller hereby acknowledges and agrees that (i) the Acquired Companies conduct the Business throughout the Territory and have no active plans to (A) conduct the Business outside of the Territory or (B) undertake activities or provide services other than the Business other than as currently conducted, (ii) as a result of Seller’s ownership, affiliation with and involvement in the operation of the Acquired Companies, Seller is familiar with the Confidential Information and has significantly and uniquely contributed to the development and maintenance of the goodwill of the Acquired Companies throughout the Territory, and (iii) Buyer would not have entered into this Agreement but for Seller’s agreement to the restrictions set forth in this Section 6.1, and Seller is agreeing to and making the covenants contained in this Section 6.1 to, among other things, induce Buyer to engage in and consummate the Transactions. It is agreed by the Parties that the foregoing covenants in this Section 6.1 are necessary in terms of time, activity, scope and Territory to protect the interests of Buyer and its Affiliates in the assets of the Acquired Companies and the Business, including the Confidential Information, being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on Seller in light of the Business on the Closing Date and the current plans of the Acquired Companies and the benefits being received by Seller, and if violated, would cause Buyer and its Affiliates irreparable harm that could not be adequately or solely measured or compensated by the rules of applicable Law and legal remedies, including monetary relief. Accordingly, Seller acknowledges and agrees that, if Seller or any of its Affiliates or its or their respective Representatives breaches any of the covenants set forth in this Section 6.1, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to obtain equitable relief as set forth in Section 9.4.
Section 6.2Confidentiality. Seller hereby agrees to, and to cause its Affiliates and its and their respective Representatives to, hold in confidence all Confidential Information and to (a) not disclose, publish or make use of (or cause or permit the publication, disclosure or use of) any Confidential Information, and (b) not sell or use any Confidential Information for such Person’s own direct or indirect benefit or the benefit of any other Person. If Seller or any of its Affiliates or its or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other applicable Laws, Seller shall promptly notify Buyer in writing prior to making any such disclosures, if possible, and shall disclose only that portion of such Confidential Information which Seller is advised by its legal counsel in writing is legally required to be disclosed; provided, that Seller shall, if instructed by Buyer, use its commercially reasonable efforts to obtain an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. Seller acknowledges and agrees that Buyer, as of Closing, becomes the exclusive owner of the Confidential Information and that neither Seller nor any of its Affiliates or Representatives has any right, title or interest therein. The foregoing shall not limit any protections or benefits available to Buyer with respect to trade secrets under applicable Law.
Section 6.3Further Assurances. Seller and Buyer agree that, from time to time after the Closing Date, each of them will, and will cause their employees and Affiliates to, execute and deliver such further instruments and cooperate to promptly take such other action as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement and the Transactions. In the event that, following the Closing Date, Seller or any of its Affiliates becomes aware that an asset primarily used in the Business is owned or held by Seller or any of its Affiliates and was not transferred to the Acquired Companies in the Pre-Closing Restructuring, Seller or such Affiliate shall promptly notify Buyer and transfer such asset to the appropriate Acquired Company as if it were a part of the Pre-Closing Restructuring.
Section 6.4Directors’ and Officers’ Indemnification. From and after the Closing, Buyer agrees that all rights to indemnification and exculpation from Liability for acts or omissions occurring prior to the Closing by the Acquired Companies now existing in favor of each Person who is now, or has been at any time prior to the Closing Date, an officer, manager, director or board observer of the Acquired Companies (each a “D&O Indemnified Party”), as provided in the Acquired Companies’ Organizational Documents, shall survive the Closing and shall remain in full force and effect in all material respects in accordance with their terms for a period of not less than six years after the Closing Date, and, in the event that any Action is pending or asserted or any claim made during such period, until the final disposition of such Action. Each D&O Indemnified Party to whom this Section 6.4 applies shall be a third party beneficiary of this Section 6.4, and such Person may enforce the provisions of this Section 6.4.
Section 6.5Public Announcements. The Parties shall agree on the initial press release announcing the Transactions. All subsequent disclosures relating to the Transactions, and the method of the release for publication thereof, shall be subject to the prior approval of Buyer, which approval shall not be unreasonably withheld; provided, that no Party shall be required to obtain consent pursuant to this Section 6.5 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 6.5. The restriction in this Section 6.5 shall not apply to public announcements required by applicable securities Law, any Governmental Authority or stock exchange rule.
Section 6.6Post-Closing Access to Information.
(a)Following the Closing, each Party hereto shall retain its books and records with respect to periods prior to the Closing for a period of at least seven years, unless a longer period is required by the R&W Policy, applicable Law or Order. Each Party hereto shall allow each other Party hereto reasonable access to such books and records (including the right to make photocopies, at the requesting Party’s expense), and to personnel having knowledge of the whereabouts and/or contents of such books and records, during normal business hours and upon reasonable notice, to the extent reasonably required by the requesting Party for legitimate business reasons, including without limitation the preparation of Tax Returns, to facilitate the resolution of any claims made against or incurred by the requesting Party, or review of the Closing Statement, including the items and calculations contained therein.
Section 6.7Transition Assistance. Seller shall (a) cooperate with all reasonable requests from Buyer to cause a smooth transition of the ownership and operation of the Acquired Companies from Seller to Buyer, (b) make itself available to the Acquired Companies and Buyer, as reasonably requested, to advise and assist in the transition of customer and supplier relationships to Buyer, and (c) promptly refer all customer, supplier and other inquiries (including payments or invoices) relating to the Acquired Companies or their business and operations to Buyer or one of its Affiliates.

Section 6.8Release.
(a)Effective upon the Closing, Seller, on behalf of itself and each of its executors, heirs, administrators, predecessors, successors, affiliates, agents and assigns (collectively, the “Releasing Parties”), (i) agrees that the Acquired Companies and each of their officers, managers, directors, employees, members, successors and assigns (collectively, the “Released Parties”) shall not have any Liability, obligation or responsibility to any of the Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters occurring at or prior to the Closing Date, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and (ii) hereby irrevocably and unconditionally releases, waives and discharges each of the Released Parties from any and all obligations, responsibilities, Liabilities and debts to any of the Releasing Parties of any kind or nature whatsoever arising directly or indirectly from any act, omission, event or transaction (or any circumstances existing), or based upon any facts, circumstances or matters, in each case, occurring at or prior to the Closing Date (including pursuant to any promissory notes), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, suspected or claimed, with the exception of, in each case, with respect to the applicable Released Party any Liabilities arising out of or relating to this Agreement or any of the other Ancillary Agreements (the “Released Claims”). Seller understands that this is a full and final general release of all claims, demands, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any Action against any of the Released Parties.
(b)Effective as of the Closing Date, each Releasing Party, jointly and severally, for itself and each of the other Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Action of any kind against any Released Party, based on any Released Claim.
Section 6.9Copy of Dataroom. Within two Business Days after the Closing, Seller shall deliver to Buyer an electronic copy of the Dataroom in a format reasonably acceptable to Buyer and the R&W Insurer. Subject to its obligations under Section 6.2 (Confidentiality), Seller shall be entitled to retain a copy of the electronic data room after Closing.
Section 6.10Contracts with Affiliates. Except for those Contracts set forth on Section 6.10 of the Seller Disclosure Schedules, at or prior to Closing, Seller shall cause all Contracts (whether written or oral) with Affiliates providing for sales, purchases, leasing or licensing of goods, services or property (including all data processing, accounting, insurance, banking, human resources, legal, communications and other products or services), in each case provided by or between the either Acquired Company on the one hand and any Affiliate of such Acquired Company on the other hand, to be terminated and of no further force and effect after the Closing and with no further Liabilities on the part of any party thereto (including the Acquired Companies and with respect to Taxes). Any costs and expenses (including attorneys’ fees) incurred in order to terminate any such Contracts and satisfy any Liabilities thereunder will be the cost and expense of Seller.
Section 6.11Registration of Securities.
(a)Registration. Within 10 Business Days following the date on which Buyer files the required supplementary Form 8-K that is inclusive of the financial statements required under Rule 3-05 of Regulation S-X, Buyer shall either (i) file a Registration Statement on Form S-3 with the SEC with respect to the resale of the Registrable Securities by Seller, or (B) file with the SEC a prospectus supplement to a Registration Statement on Form S-3, to the extent such Registration Statement is already effective, regarding the resale of the Registrable Securities by Seller, and Buyer shall use good faith efforts to ensure that such Registration Statement or supplement to a Registration Statement is declared effective as soon as reasonably practicable thereafter, such that the Stock Consideration shall be freely tradable thereafter.

(b)Expenses of Registration. Buyer shall pay all fees and expenses incurred in connection with the Registration (and the related prospectus supplement) incurred by Buyer in the performance of its obligations pursuant to this Section 6.11, whether or not any Registrable Securities are sold or transferred pursuant to a Registration Statement, and including all Registration and filing fees, exchange listing fees, and the fees and expenses of Buyer’s counsel and accountants.
(c)Following the Closing Date, Seller shall prepare or cause to be prepared, as promptly as practicable, and in any event no later than 60 days following the Closing Date, the financial statements that Buyer is required to (i) file pursuant to Rule 3-05 of Regulation S-X under the Exchange Act (including for purpose of Form 8-K), and (ii) include in any Registration Statement, and obtain the consents of its auditor(s) with respect thereto as may be required by applicable SEC rules and regulations, including as conditions precedent to any related filings (in each case, “SEC Financial Statements”). Buyer shall have no obligation to effect the Registration or file a Registration Statement if such financial statements are not timely provided and otherwise conform with applicable SEC rules and regulations. All costs and expenses associated with this Section, including any fees and expenses of independent auditors and accounting advisors necessary to satisfy the applicable requirements of the SEC, shall be paid by Seller.
(d)Obligations of Buyer. In the case of Registration and the filing of a prospectus supplement regarding the Registrable Securities effected by Buyer pursuant to this Agreement, Buyer will, upon request of Seller, inform Seller as to the status of such Registration. Buyer shall, at its expense and without independent request from Seller:
(i)use its commercially reasonable efforts to keep such Registration, continuously effective with respect to Seller, until the earlier of (the “Registration Period”): (A) the date on which all of the Stock Consideration Registered by such Registration Statement has been sold or transferred, or (B) the date such Stock Consideration ceased to be Registrable Securities, or (C) three years from the Closing Date;
(ii)advise Seller as promptly as reasonably possible under the circumstance at the time:
(A)when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;
(B)of the receipt by Buyer of any notification from the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;
(C)of the receipt by Buyer of any notification with respect to the suspension by any Governmental Authority of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(iii)use its commercially reasonable efforts to obtain the withdrawal of any order of a Governmental Authority suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)promptly furnish to Seller, without charge, at least one copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if explicitly requested by Seller, all exhibits in the form filed with the SEC;
(v)during the Registration Period, promptly deliver to Seller, without charge, at least one copy of the prospectus included in such Registration Statement and any amendment or supplement thereto and as many additional copies as Seller may reasonably request, and Buyer consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by Seller in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto;
(vi)cause all Registrable Securities to be listed on the Stock Exchange and file such supplemental listing applications and notices regarding the Registrable Securities as are required by the Stock Exchange;
(vii)promptly request from Seller any information Buyer determines is required with respect to Seller for inclusion in the Registration Statement and has not previously requested or provided by Seller, with all such information requested no later than five Business Days prior to delivery of such Registration Statement to counsel for Seller pursuant to Section 6.11(d)(viii); and
(viii)permit one counsel for Seller to review the Registration Statement and all amendments and supplements thereto, within five Business Days prior to the filing thereof with the SEC; provided, that Buyer will not be required to delay the filing of the Registration Statement or any amendment or supplement thereto to incorporate any comments to the Registration Statement or any amendment or supplement thereto by or on behalf any Person if such comments may require a delay in the filing of such Registration Statement, amendment or supplement.
(e)Certain Seller Obligations.
(i)It shall be a condition precedent to the obligations of Buyer to take any action pursuant to this Section 6.11 that Seller and its Affiliates and securityholders shall, within a reasonable time after request by Buyer, furnish to Buyer such information regarding themselves, the Registrable Securities held by such Person and the intended method of disposition of such securities as shall be legally required under the Securities Act or any other Laws or otherwise required by the SEC to effect the Registration and resale of the Registrable Securities. Seller, its Affiliates and securityholders supplying such information shall ensure that such information is complete, accurate, and not misleading through misstatement or omission. Subject to Buyer’s obligations in Section 6.11(d)(vii) and (viii), if such information is not provided by the filing date, Buyer shall have no obligation to include such Person’s Registrable Securities in the Registration Statement or prospectus supplement.
(ii)Upon the occurrence of any event that requires the making of any changes in the Registration Statement or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading, Seller shall, upon notice provided by the Buyer, immediately discontinue any sales or transfers of the Registrable Securities pursuant to the Registration Statement pertaining to such Registrable Securities until Seller is advised by Buyer that use of the prospectus included in the Registration Statement pertaining to the Registrable Securities, as may have been subsequently amended, supplemented or otherwise updated, may be resumed and Seller shall use such amended, supplemented or updated prospectus in connection with such future sales or transfers.
(f)Legend Removal. On the date that the Ranger Shares may be sold pursuant to Rule 144 under the Securities Act without regard to volume or manner of sale limitations, current public information requirements or notice of sale requirements, Buyer shall cause all restrictive legends to be removed from the Ranger Shares and shall cause its transfer agent to deliver such unrestricted Ranger Shares via digital or electronic transfer to an account designated by Seller at Wells Fargo Bank, N.A, subject to delivery prior to such date by Seller of customary representation letters, legal opinions, and any other documentation required by, and reasonably satisfactory to, Wells Fargo Bank, N.A. and Buyer’s transfer agent as of such date.
Section 6.12401(k) Matters.
(a)Plan Amendment and Participating Employer Removal.  Prior to Closing, AWS, as sponsor of the 401(k) plan maintained for the benefit of employees of AWS, Tex Mex Holdings, LLC and American Energy Management (the “AWS 401(k) Plan”), caused the AWS 401(k) Plan to be amended to remove Tex Mex Holdings, LLC and American Energy Management, LLC (the “Removed Employers”) as contributing participating employers under the AWS 401(k) Plan, effective as of the Closing Date. The Removed Employers will engage a new 401(k) plan service provider (“Substitute 401(k) Plan”) to continue their portion of the AWS 401(k) Plan and will commence contributions to such Substitute 401(k) Plan as soon as administratively feasible following the Closing Date.
(b)Asset Transfer. As soon as administratively feasible following the amendment described in Section 6.12(a), Buyer and Seller shall cooperate with all reasonable requests to cause the participant account balances and related assets and liabilities attributable to current and former employees of the Removed Employers under the AWS 401(k) Plan to be transferred to the Substitute 401(k) Plan in accordance with applicable Law, including Section 414(l) of the Code.
(c)Participant Communications. Buyer and Seller shall coordinate with respect to any communications to affected participants regarding the transactions contemplated by this Section 6.12, and Seller shall provide or cause to be provided any notices required under applicable Law in connection with such transactions.
(d)Expenses. Each Party shall bear its own costs and expenses incurred in connection with the transactions contemplated by this Section 6.12.
Section 6.13Title Policy. With respect to the Owned Real Property located at 1845 W FM 2105, San Agnelo, Texas 76901 (the “Property”), post-Closing Seller covenants and agrees that:
(a)Within fifteen (15) Business Days after the Effective Date, at its sole cost and expense, Seller shall obtain and deliver to Buyer a current, effective commitment for title insurance (the “Title Commitment”) issued by a title company reasonably agreed upon by Buyer and Seller (the “Title Company”), in the amount of $591,601, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitment.
(b)Buyer shall notify Seller in writing (the “Title Notice”) within five (5) business days after receipt by Buyer of the Title Commitment (the “Title Review Period”), including all documents referred to in the Title Commitment, which exceptions to title, if any, will not be accepted by Buyer. If Buyer fails to notify Seller in writing of its disapproval of any exceptions to title prior to the expiration of the Title Review Period, Buyer shall be deemed to have approved the condition of title to the Property as then reflected in the Title Commitment, excluding (i) all liens of an ascertainable amount and (ii) any mechanics’ and materialmen’s liens filed against the Property, unless the same arise by, through or under Buyer, its employees, agents or contractors (the “Monetary Liens”), which Seller shall be obligated to cure or remove prior to the Issuance Date as set forth herein. Seller shall work in good faith with Buyer to cure the objections to title set forth in the Title Notice Issuance Date (as defined below). If after good faith efforts, Seller is unable to cure any of the objections specified in the Title Notice prior to the Issuance Date, Seller shall have no obligation to cure such title objections except Monetary Liens; provided, that Seller shall continue to work with Buyer to cure any such items after the Issuance Date if Seller is unable to cure or remove such items prior to the Issuance Date. Seller also agrees to remove any exceptions or encumbrances to title which are created by, under or through Seller after the date of this Agreement and which are not permitted by the terms of this Agreement. As used in this Agreement, the term “Permitted Exceptions” shall mean:
(i)those matters that either are not objected to in writing within the time period provided in Section (b) hereof, or if objected to in writing by Buyer, are those which Seller has worked in good faith to remove or cure but has been unable to remove or cure, excluding all Monetary Liens, and subject to which Buyer has elected or is deemed to have elected to accept the conveyance of the Property;
(ii)the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Issuance Date;
(iii)local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and
(iv)the standard pre-printed exceptions to title customarily excepted by title companies in similar transactions.
(c)On or before the date that is forty-five (45) days after the Effective Date (the “Issuance Date”), Seller shall cause a Texas standard Owner Policy of Title Insurance (“Title Policy”) to be issued by the Title Company, dated, at Buyer’s election, as of either (i) the Closing Date, or (ii) the date that the Title Policy is issued, in the amount of $591,601, insuring good and indefeasible fee simple title to the Property, free and clear of all liens, claims, easements and encumbrances whatsoever, subject only to the Permitted Exceptions. Seller shall execute, on or before the Issuance Date, an owner’s affidavit and gap indemnity satisfactory to Buyer and to the Title Company in order for the Title Company to delete its standard printed exception as to parties in possession, unrecorded liens, and similar matters. The Title Policy must contain any endorsements that the Title Company has agreed to issue if the requirements for issuance are satisfied, including, without limitation and at Buyer’s election, a non-imputation endorsement. Notwithstanding the foregoing, provided Seller is working diligently with the Title Company on the issuance of the Title Policy, Seller shall not be in breach of this Section 6.13(c) with respect to the Issuance Date.
(d)The base premium and the premium for extended coverage and any endorsements for the Title Policy shall be paid by Seller.
(e)If the Title Policy reflects an impairment in title to the Property that cannot be cured despite Seller’s good faith efforts and that adversely affects in any material manner the value of the Property or the use of the Property as it is currently used by the Acquired Companies, the Parties will agree on a reasonable reduction in value of the Property and Seller will remit such amount in cash to Buyer within five (5) Business Days after such amount is agreed by the Parties.
Article VII
TAX MATTERS
Section 7.1Tax Returns.
(a)Seller shall cause the Acquired Companies to timely prepare or cause to be prepared all Tax Returns with respect to the Acquired Companies that are due prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns (“Seller-Prepared Tax Returns”).
(b)Buyer shall cause the Acquired Companies to timely prepare or cause to be prepared, all other Tax Returns for the Acquired Companies that relate in whole or in part to a Pre-Closing Tax Period and that are not described in Section 7.1(a), including all Tax Returns for all Straddle Periods. The Parties agree that all deductions arising from Transaction Expenses shall be allocable to the Pre-Closing Tax Period to the maximum extent permitted by Law. Without limiting Section 7.2, Seller shall cooperate with Buyer and provide reasonable assistance and information as is reasonably requested by Buyer in order to enable Buyer to prepare and file all Tax Returns described in the first sentence of this Section 7.1(b). Buyer shall provide a copy of each such Tax Return to Seller for review and comment at least 15 Business Days prior to the due date thereof and, to the extent that Seller could reasonably be expected to be liable for any Tax on such Tax Returns under this Agreement, Buyer shall make such revisions to such Tax Returns as are reasonably requested by Seller, subject to Buyer’s approval (which shall not be unreasonably withheld, conditioned or delayed). Seller shall pay to Buyer an amount equal to the Taxes reflected as due on any such Tax Return that are attributable to the Pre-Closing Tax Period (but only to the extent that such amount is in excess of the Acquired Companies’ aggregate reserves for such Taxes and was not otherwise taken into account in determining any amounts paid hereunder, including as Accrued Income Taxes) no later than three Business Days before the due date of such Tax Return, based on the methodology set forth in Section 7.2.
Section 7.2Straddle Periods. All Taxes imposed on the Acquired Companies with respect to the income, property or operations of the Acquired Companies for any Straddle Period, shall be apportioned between the portion of the Straddle Period ending as of the end of the Closing Date and the portion of the Straddle Period beginning as of the day after the Closing Date as follows: (i) Taxes, other than those referred to in clause (ii) below, for a Straddle Period shall be apportioned by means of a closing of the books of the Acquired Companies as of the end of the Closing Date and (ii) property Taxes and ad valorem Taxes for a Straddle Period shall be apportioned between the portion of such Straddle Period ending as of the end of the Closing Date and the portion of the Straddle Period beginning as of the beginning of the day after the Closing Date in proportion to the number of days in each such portion of the Straddle Period. Buyer and Seller shall, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to treat for all applicable Tax purposes the Closing Date as the last day of a taxable period of the Acquired Companies.
Section 7.3Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne and paid 50% by the Seller and 50% by the Buyer, and if any Transfer Taxes that are the responsibility of one Party are paid by the other Party, the Party responsible for such Transfer Taxes shall make prompt reimbursement. Buyer shall timely file any Tax Returns for Transfer Taxes as required by Law and shall notify Seller when such filings have been made. Seller and Buyer shall cooperate and consult with each other prior to filing any Tax Returns for Transfer Taxes to ensure that all such Tax Returns are filed in a consistent manner.
Section 7.4Controversies. Each Party shall notify the other Party in writing within 10 days of the receipt by such Party (or any of its Affiliates), as applicable, of a notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or with respect to the Acquired Companies for a Pre-Closing Tax Period and for which some or all of such Taxes Seller (or any of its Affiliates) may be liable directly on a pass-through basis as a matter of Law (a “Tax Proceeding”). Seller shall be entitled to control and defend any Tax Proceeding; provided, that Seller shall (i) permit Buyer to participate (at its own expense) in such Tax Proceeding, (ii) keep Buyer reasonably informed of the major developments and status of such Tax Proceeding, and (iii) not settle or compromise any such Tax Proceeding without Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed.
Section 7.5Amended Tax Returns and Retroactive Elections. Unless otherwise required by Law (as mutually determined by Buyer and Seller, acting in good faith), Buyer shall not, and shall not cause or permit the Acquired Companies to, (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period, (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, or (iii) voluntarily approach any Tax authority to initiate a voluntary disclosure (or similar) proceeding with respect to a Pre-Closing Tax Period, in each such case to the extent doing so could result in any adverse tax consequences to Seller (including consequences pursuant to this Agreement), without the prior written consent of Seller, which consent shall not be unreasonably conditioned, delayed or withheld.
Section 7.6General Cooperation. Without limiting any other provision of this Article VII, Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any Action with respect to Taxes of the Acquired Companies, including any Tax Proceedings. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period until the expiration of 60 days after the applicable statute of limitations (including any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Authority, to the extent such retention agreements are made known to the applicable Party in writing.
Section 7.7Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any Liability thereunder. Notwithstanding the foregoing or anything to the contrary in this Agreement, Seller shall be entitled to receipt of those Tax refunds set forth on Section 7.7 of the Seller Disclosure Schedules, and to the extent that an Acquired Company receives such Tax refunds instead of Seller (in accordance with the letter agreement attached to Section 7.7 of the Seller Disclosure Schedules), Buyer shall promptly remit such Tax refunds to Seller upon receipt thereof.
Article VIII
SURVIVAL; INDEMNIFICATION
Section 8.1Survival. The Parties, intending to modify any applicable statute of limitations, agree that, from and after the Closing:
(a)No representations or warranties contained in this Agreement will survive beyond the Closing. Except in the case of Fraud, no claim for breach of any such representation or warranty (whether in Contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, and there will be no Liability in respect thereof. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Buyer hereby irrevocably and unconditionally acknowledges and agrees that from and after Closing, except in the event of Fraud, the sole and exclusive source of recovery and remedy for any Loss sustained, suffered or incurred by Buyer or any of its respective Affiliates (including the Acquired Companies) resulting from any breach, misstatement, misrepresentation, inaccuracy or omission by Seller of any representation or warranty set forth in this Agreement shall be recovery against the R&W Policy in accordance with the terms thereof. Notwithstanding anything contained herein to the contrary, nothing contained herein shall limit: (i) the obligations of any Person pursuant to Section 6.1 (Restrictive Covenants), Section 6.2 (Confidentiality), any other covenant, agreement, obligation or undertaking in this Agreement or the Restrictive Covenant Agreements to which such Person is a party, or any rights or remedies of any other Person that is a party thereto; (ii) a Party’s right to bring a claim or recover Losses for Fraud; or (iii) the amounts recoverable by Buyer or any other insured Person under the R&W Policy.
(b)The following provisions of this Agreement shall survive the Closing: Article II (Purchase and Sale; Consideration); Article III (Closing); Article VI (Certain Covenants and Agreements); Article VII (Tax Matters); this Article VIII (Survival; Indemnification); and Article IX (Miscellaneous). If a specific time period is specified in any covenant, agreement, obligation or undertaking contained in this Agreement or in any Ancillary Agreement, then such covenant, agreement, obligation or undertaking shall survive in accordance with its terms, and if no such term exists, such covenant, agreement, obligation or undertaking shall survive for three years following the Closing Date. For convenience of reference, the date upon which any covenant contained herein shall terminate is referred to herein as the “Covenant Termination Date.” Notwithstanding anything to the contrary in this Agreement or any applicable statute of limitations, (i) except in the case of Fraud, in no event shall any Party bring any Action relating to the breach of any covenant, agreement, obligation or undertaking following the termination of the applicable Covenant Termination Date; (ii) nothing in this Agreement will limit or modify the survival periods for the covenants, agreements, obligations and undertakings of the Parties set forth in this Agreement or in any Ancillary Agreement; and (iii) nothing in this Agreement shall in any way limit or otherwise affect any claim or recovery available to any Indemnified Party or any other insured Person under the R&W Policy.
Section 8.2Indemnification Obligations of Seller.
(a)Subject to the other terms of this Article VIII, Seller shall indemnify, defend and hold harmless Buyer, the Acquired Companies and their respective Affiliates and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses resulting from, arising out of, relating to or in connection with:
(i)any breach of any covenant, agreement, obligation or undertaking made by Seller in this Agreement, expressly including Section 6.1 (Restrictive Covenants) and Section 6.2 (Confidentiality); and
(ii)directly or indirectly, the Pre-Closing Restructuring.
Section 8.3Indemnification Obligations of Buyer. Subject to the other terms of this Article VIII, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses resulting from, arising out of, relating to or in connection with any breach of any covenant, agreement, obligation or undertaking made by Buyer in this Agreement, including Section 6.11 (Registration of Securities).
Section 8.4Liability Limits. Notwithstanding anything contained herein to the contrary, except in the case of Fraud, the aggregate indemnification obligations of: (i) Seller and its Affiliates with respect to Section 8.2 shall not exceed the Total Consideration; and (ii) Buyer and its Affiliates with respect to Section 8.3 shall not exceed the aggregate value of the Stock Consideration as of the Closing Date.
Section 8.5Exclusive Remedies. Except with respect to an action based upon Fraud or with respect to which equitable relief is sought under Section 9.4 (Specific Performance), the Parties acknowledge and agree that following Closing their sole and exclusive remedy with respect to any and all claims for any breach of any covenant, agreement, obligation or undertaking set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, but subject to the exceptions referred to above in this Section 8.5, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any covenant, agreement, obligation or undertaking set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. For the avoidance of doubt, nothing in this Section 8.5 shall limit any Person’s right to (i) seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.4 (Specific Performance) or (ii) any amounts recoverable by such Person under the R&W Policy.
Section 8.6Third Party Claims.
(a)If any Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such Action being referred to herein as an “Third Party Claim”) with respect to which another party hereof (an “Indemnifying Party”) is or may be obligated to provide indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Third Party Claim; provided, that the failure to provide such notice shall not relieve the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent the defense of such Third Party Claim by the Indemnifying Party is materially prejudiced by such failure.
(b)The Indemnifying Party shall have 30 days after receipt of the Claim Notice (unless such Action requires a response before the expiration of such 30 day period) to undertake, conduct and control, through counsel of its own choosing, and at its sole expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that: (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense, including all conferences, discovery proceedings, hearings, trials and appeals, through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party); and (ii) the Indemnifying Party shall not pay, compromise or settle any Third Party Claim without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless the proposed payment, compromise or settlement (A) involves solely the payment of money damages by the Indemnifying Party, (B) includes an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Party from any Liabilities with respect to such claim, (C) does not impose any restriction on the Indemnified Party or any injunctive or other equitable relief against the Indemnified Party, (D) does not include or require a finding or admission of any wrongdoing by the Indemnified Party and (E) does not materially damage, limit or hinder future operations of the Business. So long as the Indemnifying Party continues to diligently defend the Third Party Claim in good faith, the Indemnified Party shall not pay, compromise or settle such claim without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party fails to diligently defend the Third Party Claim in good faith, then after receipt of written notice from the Indemnified Party regarding such failure and the Indemnifying Party’s subsequent failure to cure such failure within 10 Days after receiving such notice, the Indemnified Party shall have right to assume defense of such Third Party Claim at the sole expense of the Indemnifying Party with counsel of its own choosing.
(c)If the Indemnifying Party does not within 30 days after receipt of the Claim Notice (or earlier, if such Action requires a response before the expiration of such 30 day period) provide to the Indemnified Party written notice that the Indemnifying Party elects to undertake the defense of the Third Party Claim described in such Claim Notice, the Indemnified Party shall have the right to undertake, conduct and control, through counsel of its own choosing, at the sole expense of the Indemnifying Party.
Section 8.7Direct Claims. If an Indemnified Party reasonably believes, acting reasonably and in good faith, that it has a claim for which indemnification may be sought under Section 8.2 or Section 8.3, other than with respect to a Third Party Claim (a “Direct Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of the Direct Claim for which indemnification will or may be sought under Section 8.2 or Section 8.3 (a “Notice of Direct Claim”). The Notice of Direct Claim shall specify facts reasonably known to the Indemnified Party giving rise to such indemnity rights and shall indicate, to the extent reasonably ascertainable, the estimated amount of the Losses that have been or may be incurred by the Indemnified Party and, if then available, related documentation supporting such claim. The Indemnifying Party shall have 30 days following its receipt of a Notice of Direct Claim to review the Notice of Direct Claim and to notify the Indemnified Party that it either (a) agrees the Direct Claim is a claim for which the Indemnifying Party is obligated to indemnify the Indemnified Party as a Direct Claim under Section 8.2 or Section 8.3, in which case the Indemnified Party shall be conclusively deemed entitled to indemnification hereunder with respect to the matters described in such Notice of Direct Claim, subject to the limitations provided in this Article VIII (an “Accepted Direct Claim Notice”), or (b) disputes, acting reasonably and in good faith, the right of the Indemnified Party to indemnification hereunder (a “Disputed Direct Claim Notice”). During the 30-day period, the Indemnified Party during regular business hours shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by providing such assistance and giving such information readily available to it as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party (x) provides the Indemnified Party a Disputed Direct Claim Notice, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue all remedies against the Indemnifying Party under this Agreement or applicable Law or (y) does not provide the Indemnified Party a Disputed Direct Claim Notice or provides an Accepted Direct Claim Notice, the Indemnifying Party shall be deemed to agree that the Direct Claim is indemnifiable under this Agreement and defend, indemnify and hold harmless the Indemnified Party pursuant to this Agreement for the Losses thereunder, subject to the limitations under this Article VIII, and the Indemnified Party shall promptly pay over to the Indemnified Party in immediately available funds within 10 days any amounts due as a result thereof (and otherwise satisfy any obligations thereunder within such period) and otherwise comply with its obligations to the Indemnified Party hereunder (including any under an Order). To the extent any dispute relating thereto between the Parties exists and is resolved by a settlement agreement, any amounts payable thereunder shall also be paid accordingly or obligations thereunder otherwise satisfied within 10 days from the date of the settlement agreement.

Section 8.8Indemnification Notices, Claims and Payments. Any claim by an Indemnified Party for indemnification may be asserted by giving an Indemnified Party written notice thereof, setting forth, in reasonable detail, the basis for the indemnification claim. Any indemnification payments required to be made by a Party to this Agreement under this Article VIII shall be made promptly (but in no event later than 10 days after the determination thereof) via wire transfer of immediately available funds to such bank and accounts as are designated by an Indemnified Party. Notwithstanding anything to the contrary contained in this Section 8.1, (a) nothing contained in this Section 8.8 or otherwise in this Article VIII shall in any way limit or otherwise affect any claim or recovery available to any Indemnified Party or other insured under any R&W Policy; (b) any indemnity claim validly asserted pursuant to Section 8.6 (Third Party Claims) or Section 8.7 (Direct Claims) prior to the expiration date of the applicable survival period shall survive until finally resolved; and (c) unless prohibited by applicable Law, a claim shall not accrue until the breach or other wrongful act has been discovered.
Section 8.9Offset. Buyer shall have the right to deduct and offset against any amount otherwise due to be paid to Seller pursuant to this Agreement (including the Earnout Amount) or any Ancillary Agreement any amounts due or payable to Buyer or any other Buyer Indemnified Party (including and any Losses arising out of, relating to or in connection with any breach or violation of any agreement, covenant or undertaking set forth in this Agreement, solely to the extent such agreement, covenant or undertaking survives the Closing in accordance with Section 8.1) by Seller or its Affiliates.
Section 8.10Determination of Amount of Losses. For purposes of determining the amount of Losses subject to an indemnification claim made pursuant to this Agreement, the amount of such Losses shall be reduced by the amount of any insurance proceeds or proceeds from other collateral sources, in each case, actually received pursuant to any insurance policy or other collateral sources by the applicable Indemnified Party in respect of such Losses (net of any deductible or other costs or expenses of recovery, including any increases in premiums or retro-premiums).
Section 8.11Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to Section 8.2 or Section 8.3 as an adjustment to the Total Consideration for all Tax purposes and, to the extent permitted by applicable Law, the Parties agree not to take any position inconsistent therewith for any purpose.
Article IX
MISCELLANEOUS
Section 9.1No Recourse.
(a)This Agreement may only be enforced against, and any Action for breach of this Agreement may only be made against, the entities that are expressly identified in this Agreement as Parties.
(b)Except to the extent they are Parties (and, solely in their capacities as such) or for instances of Fraud: (i) none of Seller, any Affiliate of Seller or any of their respective successors or assigns that is not a Party to this Agreement (collectively, the “Seller Related Parties”) shall have any liability for any Liabilities of the Parties for any Losses or Action (whether in tort, Contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith; and (ii) none of Buyer, or after the Closing, the Acquired Companies, shall have any right of recovery in respect thereof against any Seller Related Party and no personal liability shall attach to any Seller Related Party through the Acquired Companies, or otherwise. The provisions of this Section 9.1(b) are intended to be for the benefit of, and enforceable by the Seller Related Parties and each such Person shall be a third party beneficiary of this Section 9.1(b). This Section 9.1(b) shall be binding on all successors and assigns of Buyer and the Acquired Companies.
(c)Except to the extent they are Parties (and, solely in their capacities as such) or for instances of Fraud: (i) none of Buyer, any Affiliate of Buyer or any of their respective successors or assigns that is not a Party to this Agreement (collectively, the “Buyer Related Parties”) shall have any liability for any Liabilities of the Parties for any Losses or Action (whether in tort, Contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith; and (ii) none of Seller or any Seller Related Party shall have any right of recovery in respect thereof against any Buyer Related Party and no personal liability shall attach to any Buyer Related Party through Buyer or otherwise. The provisions of this Section 9.1(c) are intended to be for the benefit of, and enforceable by the Buyer Related Parties and each such Person shall be a third-party beneficiary of this Section 9.1(c). This Section 9.1(c) shall be binding on all successors, heirs and assigns of Seller and each Seller Related Party.
Section 9.2Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the Parties and delivered to each other Party. The exchange of copies of this Agreement and of signature pages by electronic transmission (including electronic mail of .pdf files) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic transmission (including DocuSign and electronic mail of .pdf files) shall be deemed to be their original signatures for all purposes.
Section 9.3Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Texas. Each of the Parties hereby irrevocably consents and agrees to the non-exclusive personal jurisdiction of the Eleventh Business Court Division sitting in Harris County, Texas or, if such dispute may not be brought in such venue for any reason, the federal courts for the Southern District of Texas, Houston Division (or, if (and only if) such court finds it lacks jurisdiction, then in any state court located in Harris County, Texas, and any appellate courts thereof), in any such suit, action or proceeding, for any Action arising in connection with any disagreement, dispute, controversy or claim (“Legal Dispute”) arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 9.3 and during the pendency of such Legal Dispute before such court, all Actions with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court, except that, in Actions seeking to enforce any Order of any judgment of such court, such jurisdiction shall be nonexclusive. Each of the Parties hereby waives, and agrees not to assert, as a defense in any Legal Dispute brought in a court specified in this Section 9.3, that: (a) it is not subject thereto; (b) such Action may not be brought or is not maintainable in such court; (c) its property is exempt or immune from execution; (d) such Action is brought in an inconvenient forum; or (e) the venue of such Action is improper. Each Party agrees that a final judgment in any Action described in this Section 9.3 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
Section 9.4Specific Performance. Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement (including Section 6.1 (Restrictive Covenants) and Section 6.2 (Confidentiality)). Accordingly, in the event of any breach or violation of any agreement, representation, warranty or covenant set forth in this Agreement, Buyer, in the case of a breach by Seller, and Seller, in the case of a breach by Buyer, shall be entitled to specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such relief for specific performance only shall be in addition to any other remedy to which each of the Parties are entitled to at law as a remedy for such nonperformance, breach or threatened breach. Each of the Parties hereby waives any requirements for the securing or posting of any bond with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, except for a waiver of other equitable remedies, each of whom expressly reserves any and all rights and remedies available to it at law in the event of any breach or default by the others under this Agreement prior to the Closing.
Section 9.5Waiver of Jury Trial. ALL PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.
Section 9.6Entire Agreement. This Agreement (including all exhibits, schedules or other attachments hereto) and the Ancillary Agreements constitute the complete and exclusive statement of the terms of the agreement among the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, between the Parties with respect to the subject matter hereof and thereof.
Section 9.7Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or others engaged by such Party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions.
Section 9.8Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) one Business Day after deposit with a nationally recognized overnight courier (return receipt requested), (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to Seller and Buyer, respectively, at the following addresses or e-mail addresses (or at such other address or e-mail address for Seller and Buyer as shall be specified for such purpose in a notice given in accordance with this Section 9.8).

If to Seller:	American Well Holdings, LLC c/o Argonaut Private Equity 7030 S. Yale Avenue, Suite 810 Tulsa, Oklahoma Attention: Phil VanTrease Email: XXXXX
with a copy (which shall not constitute notice) to:	Sofos Law LLC 110 W. 7th Street, Suite 1210 Tulsa, Oklahoma Attention: Amanda D. Lovelace Email: XXXXX
If to Buyer:	Ranger Energy Services, Inc. 10350 Richmond Ave. Houston, TX 77042 Attention: Justin Whitley Email: XXXXX
with a copy (which shall not constitute notice) to:	King & Spalding LLP 1100 Louisiana, Suite 4100 Houston, TX 77002 Attn: Jonathan B. Newton Email: XXXXX
Section 9.9Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that no Party shall assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of each other Party. Notwithstanding the foregoing, Buyer may, without obtaining the consent of Seller hereto, assign any of its rights and/or obligations under this Agreement to (i) its Affiliates or (ii) to any of its lenders as collateral security; provided, that Buyer shall not be relieved of its obligations hereunder in respect of any such assignment. Any purported assignment of rights or delegation of obligations in violation of this Section 9.9, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.
Section 9.10Headings; Definitions; Construction and Interpretive Matters. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement. All references in this Agreement to “Article”, “Section”, “Exhibit” or “Schedule” refer to the corresponding articles, sections, exhibits or schedules of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to a “Party” or “Parties” refer to the Parties signing this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the person or persons may in the context require. Unless the context of this Agreement otherwise clearly requires, (a) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation” and the phrase “to the extent” means the “degree by which” and not “if”; (b) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this clause (c) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (d) any reference to any “day” or any number of “days” without explicit reference to “Business Days” shall be deemed to refer to a calendar day or number of calendar days, and if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and (e) any information or materials “provided,” “made available” or “delivered” to Buyer in respect of periods on or prior to the Closing Date means posted in the electronic data room at least two Business Days prior to the Closing Date. The terms “United States” and “U.S.” means the United States of America and its territories and possessions. Any reference to “$”, “dollar” or similar references shall mean United States dollars, unless expressly stated otherwise. Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP. Unless the context shall otherwise require, any references expressly set forth in this Agreement to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions). The Parties agree that no Party, Indemnifying Party or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Action among any of the foregoing or for any other purpose. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of relative levels of specificity) that such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.
Section 9.11Amendments; Waivers. This Agreement shall not be amended, modified or waived except by an agreement in writing duly executed by each of Buyer and Seller. No failure of any Party hereto to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its or his obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.
Section 9.12Representation of Parties. The Parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the Parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against a Party regardless of which Party was responsible for the drafting thereof.
Section 9.13Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 9.14Third Parties. Except for the Indemnified Parties with respect to their rights under the provisions of Article VIII, Section 9.1 (No Recourse) or any Released Parties with respect to the provisions of Section 6.8 (Release), nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the Parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.
Section 9.15Severability. In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent permitted by Law, each Party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
Section 9.16Cumulative Remedies. The rights and remedies of the Parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the Parties, or which may now or subsequently exist at law or in equity, by statute or otherwise.
Section 9.17Disclosure Schedules. The disclosure of any matter in any section or subsection of the Seller Disclosure Schedules shall be deemed to be a disclosure under the Seller Disclosure Schedules for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent. Disclosure provided with in the Seller Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of any party to the Agreement except as and to the extent provided in the Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the date first above written.
SELLER:

AMERICAN WELL HOLDINGS, LLC
By: APE IV Management, LLC, its manager

By: /s/ Phil VanTrease
Name: Phil VanTrease
Title: Chief Financial Officer and Secretary

BUYER:

RANGER ENERGY SERVICES, INC.

By: /s/ Stuart Bodden
Name: Stuart Bodden
Title: President and Chief Executive Officer